UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Abercrombie & Fitch Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

May 16, 2013

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, June 20, 2013, at our home office located at 6301 Fitch Path, New Albany, Ohio 43054. We hope that you will be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in them.

It is important that your shares be represented and voted at the Annual Meeting. After reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Alternatively, you may vote electronically through the Internet or by telephone by following the instructions on your form of proxy. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from the holder of record to vote your shares. Your vote is important regardless of the number of shares you own.

Michael S. Jeffries	Craig R. Stapleton
Chairman and Chief Executive Officer	Lead Independent Director

2013 PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	10:00 a.m., Eastern Daylight Saving Time, June 20, 2013

• Place	Abercrombie & Fitch Home Office 6301 Fitch Path New Albany, Ohio 43054

• Record Date	May 1, 2013

• Voting	Stockholders as of the record date are entitled to one vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Six Directors	FOR EACH DIRECTOR NOMINEE	14
Other Management Proposals:
• Approve Advisory Resolution on Executive Compensation	FOR	40
• Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for Fiscal 2013	FOR	77
Stockholder Proposals:
• Adoption of Policy Regarding Accelerated Vesting of Equity Awards of Senior Executives upon a Change of Control	AGAINST	78
• Adoption of a “Specific Performance Policy”	AGAINST	80

Election of Directors to One-Year Term

Second Director Election under Phased Elimination of Classified Structure of the Board: This is the second election of the directors under the phased elimination of the classified structure of our Board of Directors (the “Board”) approved by the stockholders at our 2011 Annual Meeting of Stockholders. Six directors are to be elected at the Annual Meeting. Each director nominee is to be elected for a one-year term and would be up for re-election in 2014, together with the three continuing directors whose terms are to expire in 2014.

Majority Voting Standard Applies: Each director nominee must be elected by a majority of the votes cast.

Board Nominees:

Name	Age	Director Since

Michael S. Jeffries Chairman and CEO of the Company	68	1996

Craig R. Stapleton Lead Independent Director Chairman of Nominating and Board Governance Committee	68	2009

John W. Kessler Chairman of Executive Committee Nonindependent Director	77	1998

James B. Bachmann Chairman of Audit Committee Independent Director	70	2003

Michael E. Greenlees Chairman of Compensation Committee Independent Director	66	2011

Kevin S. Huvane Independent Director	54	2011

Please see the description of the respective backgrounds of the Board’s nominees beginning on page 15 of this Proxy Statement under the caption “Nominees”. We believe these director nominees bring particular expertise, leadership skills and institutional and community knowledge that make them invaluable to the Company. In particular:

•

Mr. Jeffries currently serves as Chairman and CEO of the Company. He is not only the “founder” of the modern day Abercrombie & Fitch brand but also the creator of each of the Hollister, abercrombie kids and Gilly Hicks brands. We believe he has been critical to the Company’s long-term success and is critical to the success of our ongoing international expansion and our efforts to enhance the profitability of our brands in the United States. As both the principal executive officer and the senior creative talent, Mr. Jeffries has more knowledge of the Company’s operations than any other individual.

•

Mr. Stapleton currently serves as the Lead Independent Director of the Company, as the chairman of the Nominating and Board Governance Committee of the Board and as a member of the Audit, Compensation and Executive Committees of the Board. In his role as the Lead Independent Director, he has exemplified strong, effective leadership as the complexity of the issues faced by the Company has continued to increase as the Company expands internationally. His experience as an United States Ambassador in Europe provides a valuable perspective as the Company continues its international expansion. In addition, his real estate and private equity backgrounds give him a broad perspective of real estate and capital strategies.

•

Mr. Kessler currently serves as the chairman of the Executive Committee of the Board and as a member of the Corporate Social Responsibility Committee of the Board. His institutional knowledge of the Company and his recognized leadership in the Central Ohio business community, where the Company’s home office is located, as well as his demonstrated relationship building skills are invaluable to the Company.

•	Mr. Bachmann currently serves as the chairman of the Audit Committee of the Board. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we have faced and will continue to face as we continue our international expansion.

•

Mr. Greenlees currently serves as the chairman of the Compensation Committee of the Board and as a member of the Audit Committee of the Board. His experience in the role of chief executive officer and service with several public companies, in addition to his significant experience within the global media and marketing community, are extremely valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the Company’s international experience and profile.

•

Mr. Huvane currently serves as a member of the Compensation and Corporate Social Responsibility Committees of the Board. Mr. Huvane has significant experience as an executive and, in particular, in negotiating complex arrangements, including compensation agreements involving leaders in the entertainment industry, which the Company believes is valuable to the Board. In addition, Mr. Huvane has broad-ranging knowledge of pop culture in the United States and around the world, not only in the entertainment area but also in the areas of music, sports and fashion, which is also beneficial to the Company as our international presence continues to grow.

Other Company Proposals

•

Approval of Advisory Vote on Executive Compensation: We are asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers. The Board recommends a “FOR” vote because we believe the Company’s executive compensation policies and practices are effective in achieving the Company’s key objectives of driving high performance to achieve financial goals and creating long-term stockholder value.

•

Ratification of Appointment of Independent Registered Public Accounting Firm: As a matter of good governance, we are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2013. The Board recommends a “FOR” vote.

Stockholder Proposals

•

Adoption of Policy Regarding Accelerated Vesting of Equity Awards of Senior Executives upon a Change of Control: We expect that The City of Philadelphia Public Employees Retirement System will present a proposal at the Annual Meeting with respect to the adoption of a policy regarding accelerated vesting of equity awards of senior executives upon a change of control. The Board recommends a vote “AGAINST” this stockholder proposal.

•

Adoption of a “Specific Performance Policy”: We expect that one or more of the International Brotherhood of Electrical Workers’® Pension Benefit Fund, the AFL-CIO Equity Index Fund and the Trowel Trades S&P 500 Index Fund will present a proposal at the Annual Meeting with respect to the adoption of a “Specific Performance Policy.” The Board recommends a vote “AGAINST” this stockholder proposal.

Executive Compensation Highlights

We believe that our executive compensation policies and practices are effective in achieving the Company’s goals of driving high performance to achieve financial goals and create long-term stockholder value, reflecting the strong team-based culture of the Company and providing compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent. In evaluating this year’s “Say on Pay” proposal, we recommend that you review our “COMPENSATION DISCUSSION AND ANALYSIS” section that begins on page 42 of this Proxy Statement, which explains how and why the Compensation Committee arrived at its executive compensation actions and decisions for Fiscal 2012 and the changes made for Fiscal 2013 and beyond.

The CEO Compensation Reflected in the Fiscal 2012 Summary Compensation Table is Based on an Employment Agreement Entered into with the CEO in December 2008

•

The CEO’s current employment agreement was entered into at a critical juncture in December 2008 as the Company was embarking on a long-term international expansion plan. The Board considered retention of the CEO to be critical.

•

The Company’s international expansion has been extremely successful with the number of international stores growing from 15 in two countries at the end of Fiscal 2008 to 139 in 18 countries at the end of Fiscal 2012, and international sales, including direct-to-consumer, growing to $1.424 billion in Fiscal 2012. This growth has been highly profitable, creating significant stockholder value.

•

The CEO has played a central and vital role in both the design and execution of the international expansion strategy. The Board believes it is very unlikely that the success the Company has achieved would have occurred without the CEO’s retention and ongoing involvement.

•	The current employment agreement is scheduled to expire on February 1, 2014.

The CEO’s Employment Agreement includes a Strong Pay for Performance Alignment

•

A large majority of the CEO’s compensation is “at risk” (in the form of equity grants and performance-based awards under the Company’s Amended and Restated 2007 Long-Term Incentive Plan) and dependent on the Company’s ability to grow and sustain total stockholder return. The CEO is eligible to receive semi-annual equity grants under his 2008 employment agreement only when the Company’s total stockholder return for each semi-annual measurement period increases above the previous “high-water mark” achieved since the beginning of the employment agreement, adjusted for cash dividends, and then only after accounting for any cash compensation paid to or earned by the CEO and any increase in the CEO’s pension benefits. These semi-annual grants, in turn, only develop intrinsic value if, and then only to the extent that, the market price of the Company’s Common Stock increases beyond the market price of the Company’s Common Stock on the date of grant.

•

As discussed on page 43 under the caption “Fiscal 2012 — The Year in Review,” the Company achieved strong earnings growth in Fiscal 2012. Nevertheless, the CEO earned no semi-annual grants for Fiscal 2012 because the total stockholder return for each of the two semi-annual measurement periods did not increase above the previous “high-water mark” achieved during the term of his employment agreement. During the remaining term of the 2008 employment agreement, the Company’s stock price would need to increase to approximately $63 before Mr. Jeffries could become eligible to earn either of the two remaining semi-annual equity grants.

•	Since 2006, the CEO has received no increase in his base salary rate.

•

The CEO participated in the annual incentive compensation program for Fiscal 2012 on the same basis as other participants, earning an annual cash incentive of 96% of the aggregate target payouts, on an annualized basis. Cash incentive payments were made at 59% of target for Spring 2012 when we partially met our operating income goals, and 121% of target for Fall 2012 when we exceeded our operating income goals. Please see the section captioned “Annual Cash Incentive Compensation Plan” beginning on page 49 of this Proxy Statement for more information.

We Considered Last Year’s “Say on Pay” Vote and Made Changes for Fiscal 2012 and Fiscal 2013, including an Amendment of the CEO’s Employment Agreement

After the Company’s 2012 Annual Meeting of Stockholders, the Compensation Committee and the Board reviewed the results of the stockholder advisory vote on executive compensation related to Fiscal 2011 compensation actions and decisions for the CEO and the other named executive officers.

Taking into account the results of the 2011 and 2012 “Say on Pay” votes, we have continued our ongoing dialogue with our stockholders. During Fiscal 2011 and Fiscal 2012, the Company met with stockholders who, in the aggregate, as of the time of the engagement, represented well over 50% of the shares voted at the 2012

Annual Meeting of Stockholders. These meetings were with members of management and, in several cases, with members of the Compensation Committee and the Board. Since the 2012 Annual Meeting of Stockholders, members of management and the Board have held a number of face-to-face and telephonic meetings with current and former stockholders. The Company expects to continue such meetings prior to the 2013 Annual Meeting of Stockholders and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation matters.

In response to the feedback we received from our stockholders and the results of the “Say on Pay” vote in 2011, in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in achieving the Company’s key objectives of driving high performance and creating long-term stockholder value, the Compensation Committee made several changes to the design and disclosure of our executive compensation program for Fiscal 2012. As a result of further discussions with stockholders in Fiscal 2012 and the “Say on Pay” vote in 2012, the Compensation Committee continued to implement these changes and has made further revisions, as discussed below:

•

During Fiscal 2012, the Compensation Committee added performance share awards (“PSAs”) to the mix of long-term incentives granted to the Executive Vice Presidents, with awards earned only if adjusted diluted earnings per share (“EPS”) growth targets are achieved. For Fiscal 2013, the Compensation Committee increased the proportion of PSAs and stock appreciation rights (“SARs”) in the mix of long-term incentives to approximately 70% of the total value for the Executive Vice Presidents, and included PSAs in the mix of long-term incentives for officers below the Executive Vice President level.

•

Over time, the Compensation Committee expects that performance-based awards, in the form of PSAs and SARs, will continue to increase as a percentage of the total value of the long-term incentives granted to the Executive Vice Presidents.

•

Beginning with the long-term incentive awards made in March 2012, as discussed on page 52 under the caption “Long-Term Equity Incentives in Fiscal 2013 for NEOs other than the CEO,” the Compensation Committee approved and implemented a “scorecard” approach which combines both objective criteria and subjective assessment to determine the number of SARs and restricted stock units (“RSUs”) to be granted to the Executive Vice Presidents under our fixed share guidelines. These criteria are intended to provide greater transparency to the Compensation Committee’s decision-making process for determining the size of equity grants to the Executive Vice Presidents. After reviewing the Company’s results against the performance criteria, the Compensation Committee approved equity grants at the “target” level for Fiscal 2013 (based on Fiscal 2012 performance), even though the “scorecard” rating indicated an “above-target” award.

•

During Fiscal 2012, the Compensation Committee negotiated an amendment to the CEO’s employment agreement (at no additional cost to the Company) to provide that 80% of the total value of any semi-annual equity grants earned during the remaining term of his employment agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. Any RSUs earned will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents, as well as the time-based vesting requirements specified in the CEO’s employment agreement.

•

Effective in Fiscal 2013, the Compensation Committee has revised the performance periods under the Incentive Compensation Performance Plan (cash incentive plan) to provide that awards are eligible to be earned based on an annual performance period, rather than two semi-annual periods.

•

The Compensation Committee revised the Company’s compensation peer group used during Fiscal 2012 and Fiscal 2013 to date to put the Company closer to the median of the group in terms of sales and to implement other changes based on size, business focus and location. At the end of Fiscal 2012, the Company was positioned at the 58th percentile in terms of sales and the 40th percentile in terms of market capitalization.

•

During Fiscal 2012, the Company reconstituted the Compensation Committee, which is now comprised entirely of directors who were not on the Board in December 2008, when the Company entered into the CEO’s current employment agreement.

•	For Fiscal 2012, the Compensation Committee hired a new independent compensation consultant who reports directly to the Compensation Committee, as did the prior consultant.

Our Commitment to Moving Towards Best Practices in Corporate Governance is Exemplified by Numerous Changes We Have Made in the Past Several Years

•	Adoption of majority voting in uncontested director elections

•	Adoption of the phased declassification of our Board, which will be completed in Fiscal 2014

•	Adoption of Stock Ownership Guidelines for executive officers and directors

•	Adoption of director resignation policies for (1) failure to obtain majority support in an uncontested director election or (2) a major job change

•	Adoption of a director retirement policy

•	The creation of a Lead Independent Director role with a substantive list of duties intended to provide independent Board leadership

•	Recommendation and adoption of an annual “Say on Pay” vote to facilitate transparency and communication among our stockholders, directors and members of the management team

•	A stringent “Clawback” Policy that allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant

•

A comprehensive derivatives and hedging policy within our Insider Trading Policy that prohibits directors and officers, among others, from engaging in hedging transactions with respect to any equity securities of the Company held by them

•	A policy that prohibits directors and officers, among others, from pledging any equity securities of the Company held by them

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2013

TO OUR STOCKHOLDERS:

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company”) will be held at the home office of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Thursday, June 20, 2013, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.  To elect six directors, each to serve for a term of one year to expire at the 2014 Annual Meeting of Stockholders.

2.  To approve the advisory resolution on executive compensation.

3.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014.

4.  To consider two stockholder proposals, if the stockholder proposals are properly presented for consideration at the Annual Meeting.

Your Board of Directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS”, “FOR” the advisory resolution to approve executive compensation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014 and “AGAINST” the two stockholder proposals described in the Company’s Proxy Statement for the Annual Meeting, if the stockholder proposals are properly presented for consideration at the Annual Meeting.

If you were a stockholder of record, as shown by the transfer books of the Company, at the close of business on May 1, 2013, you will be entitled to receive notice of and to vote at the Annual Meeting.

To obtain directions to our home office in order to attend the Annual Meeting and vote in person, please call our Investor Relations telephone number at (614) 283-6500. Directions to our home office may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

By Order of the Board of Directors,

Michael S. Jeffries

Chairman and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THE HOLDER OF RECORD TO VOTE YOUR SHARES.

Abercrombie & Fitch Co.

6301 Fitch Path

New Albany, Ohio 43054

(614) 283-6500

PROXY STATEMENT

Dated May 16, 2013

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 20, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting of Stockholders be held?

The 2013 Annual Meeting of Stockholders of Abercrombie & Fitch Co. (the “Annual Meeting”) will be held on Thursday, June 20, 2013 at 10:00 a.m., Eastern Daylight Saving Time, at our home office located at 6301 Fitch Path, New Albany, Ohio 43054. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. All references in this Proxy Statement to the “Company,” “we,” “us,” or “Abercrombie & Fitch” refer to Abercrombie & Fitch Co.

Why am I receiving these proxy materials?

We are providing these proxy materials to holders of shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting. These proxy materials were first sent or given on or about May 16, 2013 to holders of the Company’s Common Stock as of the close of business on May 1, 2013 (the “Record Date”).

What is included in these proxy materials?

These proxy materials include:

•	our Annual Report on Form 10-K for the fiscal year ended February 2, 2013 (“Fiscal 2012”);

•	the Notice of Annual Meeting of Stockholders;

•	this Proxy Statement; and

•	a form of proxy solicited by the Board for use at the Annual Meeting.

Who can vote at the Annual Meeting?

The only shares entitled to vote at the Annual Meeting are shares of Common Stock, with each share entitling the holder of record to one vote. To be able to vote your shares at the Annual Meeting, the records of the Company must show that you held your shares as of the close of business on the Record Date. At the close of business on the Record Date, there were 78,305,612 shares of Common Stock outstanding.

If I am a registered stockholder, how do I vote?

You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the accompanying form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Saving Time, on June 19, 2013. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ voting instructions have been properly recorded. If you vote through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that you will pay.

If I am a stockholder holding shares in “street name,” how do I vote?

If you hold your shares in “street name” with a broker, brokerage firm, broker/dealer, bank or other nominee, you should review the information provided to you by the holder of record. This information will describe the procedures you must follow in instructing the holder of record how to vote your “street name” shares and how to revoke your previous instructions.

How can I revoke my proxy or change my vote?

If you are a registered stockholder, you may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing, by accessing the designated Internet site prior to the deadline for transmitting voting instructions electronically, by using the toll-free number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated form of proxy; submitting a later-dated vote through the designated Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or voting at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name,” you must follow the instructions provided by the holder of record in order to revoke your previous instructions.

Who is paying for the cost of this proxy solicitation?

The Company will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Although the Company is soliciting proxies by mailing the proxy materials to stockholders, proxies may be solicited by Company employees or, as referred to by the Company, “associates,” via mail or by telephone, facsimile, electronic transmission or personal contact without additional compensation. The Company has retained Innisfree, New York, New York, to aid in the solicitation of proxies with respect to shares held by brokers, brokerage firms, broker/dealers, banks and other custodians, fiduciaries and nominees for a fee of approximately $15,000 plus expenses. The Company will reimburse its transfer agent, brokers, brokerage firms, broker/dealers, banks and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders who beneficially own our shares.

Are there any cumulative voting rights in the election of directors?

No.

What constitutes a quorum to hold and transact business at the Annual Meeting?

A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated Internet or telephone voting instructions will be counted toward the establishment of a quorum for the Annual Meeting.

How are votes tabulated?

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting.

How will my shares be voted?

If you vote by mail, through the Internet, by telephone or in person, your shares of Common Stock will be voted as you direct.

All valid proxies received prior to the Annual Meeting which do not specify how shares of Common Stock are to be voted will be voted, except in the case of broker non-votes, where applicable, as recommended by the Board.

We recommend that you vote as follows:

•	“FOR” the election of each of the director nominees listed under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS” beginning on page 14;

•	“FOR” the approval of the advisory resolution on executive compensation, as described under the caption “PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION” beginning on page 40;

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014, as described under the caption “PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” beginning on page 77;

•

“AGAINST” the stockholder proposal described under the caption “PROPOSAL 4 — STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE OF CONTROL” beginning on page 78; and

•	“AGAINST” the stockholder proposal described under the caption “PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A ‘SPECIFIC PERFORMANCE POLICY’” beginning on page 80.

What is a “broker non-vote”?

A “broker non-vote” occurs when a stockholder holds our shares of Common Stock in “street name” through a broker or similar organization, and the stockholder does not provide the broker with instructions within the required timeframe before the Annual Meeting as to how to vote the shares on “non-routine” matters. Under the rules of the New York Stock Exchange (“NYSE”), your broker cannot vote your shares on non-routine matters unless your broker receives instructions from you as to how to vote.

Which proposals are “routine” and which are “non-routine”?

The only proposal this year which is considered “routine” is the ratification of the appointment of the Company’s independent registered public accounting firm. The other proposals are considered “non-routine” where your broker can only vote your shares if your broker receives instructions from you.

Your broker will send you directions on how to instruct your broker to vote your shares. If you want your shares to be voted, you must instruct your broker how to vote: (i) for the election of our director nominees; (ii) for the proposal to approve the advisory resolution on executive compensation; and (iii) in respect of each of the stockholder proposals described in this Proxy Statement, if the stockholder proposals are properly presented for consideration at the Annual Meeting.

What are the voting requirements for the proposals discussed in the Proxy Statement?

Proposal 1 — Election of Directors

The Company and the stockholders have implemented majority voting for uncontested director elections. Under the Company’s Amended and Restated Bylaws, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the vote cast against such nominee’s election). Broker non-votes and abstentions will not be treated as votes cast.

As a non-routine matter, if your shares of Common Stock are held in street name by a broker, the broker does not have discretion to vote your shares. The broker can only vote your shares if the broker receives instructions from you.

Proposal 2 — Advisory Vote on Executive Compensation

This advisory vote is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

As a non-routine matter, if your shares of Common Stock are held in street name by a broker, the broker does not have discretion to vote your shares. The broker can only vote your shares if the broker receives instructions from you.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

As a routine matter, if your shares of Common Stock are held in street name by a broker, the broker has the discretion to vote your shares even if the broker does not receive voting instructions from you.

Proposal 4 — Stockholder Proposal on a Policy Regarding Accelerated Vesting of Equity Awards of Senior Executives Upon a Change of Control

The approval of the stockholder proposal described under the caption “PROPOSAL 4 — STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE OF CONTROL” requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting on the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this stockholder proposal.

As a non-routine matter, if your shares of Common Stock are held in street name by a broker, the broker does not have discretion to vote your shares. The broker can only vote your shares if the broker receives instructions from you.

Proposal 5 —  Stockholder Proposal Regarding Adoption of a “Specific Performance Policy”

The approval of the stockholder proposal described under the caption “PROPOSAL 5 —  STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A ‘SPECIFIC PERFORMANCE POLICY’” requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting on the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this stockholder proposal.

As a non-routine matter, if your shares of Common Stock are held in street name by a broker, the broker does not have discretion to vote your shares. The broker can only vote your shares if the broker receives instructions from you.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 20, 2013: This Proxy Statement, the Notice of Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for Fiscal 2012 are available at www.proxyvote.com.

To obtain directions to our home office so that you may attend the Annual Meeting and vote in person, please call our Investor Relations telephone number at (614) 283-6500. Directions to our home office may also be found on our website (www.abercrombie.com) on the “Investors” page under the “Directions To A&F” link.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently nine directors — six in the class whose terms expire at the Annual Meeting and three in the class whose terms expire in 2014.

At our 2011 Annual Meeting of Stockholders, the stockholders approved amendments to Section 1 of Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to provide for the phased elimination of the classified structure of the Board through the election of directors whose terms are then expiring for one-year terms. As the amendments do not shorten the existing term of a director, the directors who were elected prior to the effectiveness of the amendments (including the directors elected at the 2011 Annual Meeting of Stockholders) will complete their respective terms and be eligible thereafter for re-election for one-year terms. Beginning with the 2014 Annual Meeting of Stockholders, the entire Board will be elected annually.

Six directors are standing for election at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a one-year term expiring at the 2014 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The nominees of the Board for election as directors at the Annual Meeting, each of whom was unanimously recommended by the Nominating and Board Governance Committee, are identified below.

The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote as proxies will have full discretion to vote the shares of Common Stock represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Board Governance Committee. The Board has no reason to believe that any of the Board’s nominees will be unable or unwilling to serve as a director if elected.

Majority Vote Standard in Uncontested Director Elections

In an uncontested election of directors, which will be the case at the Annual Meeting, each nominee must be elected by a majority of the votes cast (i.e., the votes cast for such nominee’s election must exceed the votes cast against such nominee’s election). Broker non-votes, if any, and abstentions will not be treated as votes cast. Proxies may not cast votes for more than six nominees.

The Board has adopted a resignation policy, included in the Company’s Corporate Governance Guidelines, which requires that an incumbent director who receives less than a majority of the votes cast in an uncontested election tender his or her resignation and outlines the procedures by which the Board will consider whether to accept such resignation. The resignation policy provides:

•	a director who fails to receive the required number of votes for re-election must offer to resign;

•

the Nominating and Board Governance Committee and the Board will evaluate any such resignation in light of the best interests of the Company and its stockholders in determining whether to accept or reject the resignation, or whether other action should be taken, and may consider any factors they deem relevant in making such determination;

•

if the Board does not accept the resignation, the director who offered to resign will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is elected and qualified or until the director’s death, resignation or removal;

•	if the Board accepts the resignation, the Nominating and Board Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board; and

•	the Board will publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified.

Nominees

The information set forth in the table below concerning the principal occupation, other affiliations and business experience, as of May 1, 2013, of each nominee for election as a director has been furnished to the Company by each nominee.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Nominees for Terms Expiring at the 2014 Annual Meeting of Stockholders

James B. Bachmann (70)

Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as the lead independent director and Chair of the Audit Committee of Lancaster Colony Corporation, a company which manufactures and markets food products and for which he has served as a director since 2003.

Mr. Bachmann currently serves as our Audit Committee chairman. His significant public company accounting and financial expertise, thorough review of the financial and risk management issues applicable to the Company and diligent engagement with management have helped the Company navigate the increasingly complex financial and risk management issues we have faced and will continue to face as we continue our international expansion. In addition, his operational experience as the Managing Partner of Ernst & Young’s Columbus, Ohio office provides us with valuable operational insights.

2003

Michael E. Greenlees (66)

Since 2007, Mr. Greenlees has served as Chief Executive Officer of Ebiquity plc, a U.K.-based company that provides data-driven insights to the global media and marketing community and is listed on the London Stock Exchange’s AIM market. Mr. Greenlees was one of the original founding partners of Gold Greenlees Trott, or The GGT Group plc, an international advertising and marketing group. The GGT Group plc was listed on the London Stock Exchange in 1986 at which time Mr. Greenlees became Chairman and Chief Executive Officer, a role he occupied for over 10 years until the company’s sale to Omnicom Group Inc., a holding company for a number of advertising and marketing services businesses, in 1998. At that time, Mr. Greenlees joined the Board of Directors of Omnicom Group Inc. and served as President and Chief Executive of TBWA Worldwide Inc., a subsidiary with offices in nearly 70 countries. In 2001, Mr. Greenlees became Executive Vice President of Omnicom Group Inc. and served in that role until 2003. From 2004 to 2006, he served as Chief Executive Officer of FastChannel Network, Inc., a software solutions business targeting the advertising and media community. Mr. Greenlees has served on the boards of several public companies, including Omnicom Group Inc., Hewitt Associates Inc. and Ebiquity plc.

Mr. Greenlees currently serves as our Compensation Committee chairman and as a member of our Audit Committee. Mr. Greenlees’ experience in the role of chief executive officer and service with several public companies, in addition to his significant experience within the global media and marketing community are extremely valuable to the Company. In addition, as a U.K. native and current resident, Mr. Greenlees adds to the Company’s international experience and profile.

2011

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Nominees for Terms Expiring at the 2014 Annual Meeting of Stockholders

Kevin S. Huvane (54)

Since October 1995, Mr. Huvane has been a partner and Managing Director of Creative Artists Agency, a leading entertainment and sports agency, based in Los Angeles with offices in New York, London, Nashville and Beijing. Mr. Huvane works in the Los Angeles office and represents many of the world’s leading actors, writers and directors in film, theatre and television. Among his many charitable activities, he is on the Board of Directors of the Entertainment Industry Foundation, a leading charitable organization of the entertainment industry, and the National Board of Directors of Communities in Schools, a leading dropout prevention organization.

Given his role as a partner at Creative Artists Agency, Mr. Huvane has significant experience as an executive and, in particular, in negotiating complex arrangements, including compensation agreements involving leaders in the entertainment industry, which the Company believes is valuable to the Board. In addition, Mr. Huvane has broad-ranging knowledge of pop culture in the United States and around the world, not only in the entertainment area but also in the areas of music, sports and fashion, which is also beneficial to the Company as our international presence continues to grow.

2011

Michael S. Jeffries (68)

Mr. Jeffries has served as Chairman of the Company since May 1998, and as Chief Executive Officer of the Company since February 1992. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Pursuant to the terms of the Employment Agreement, entered into as of December 19, 2008, between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company during his employment term.

Mr. Jeffries is not only the “founder” of the modern day Abercrombie & Fitch brand but also the creator of each of the Hollister, abercrombie kids and Gilly Hicks brands. We believe he has been critical to the Company’s long-term success and is critical to the success of our ongoing international expansion and our efforts to enhance the profitability of our brands in the United States. As both the principal executive officer and the senior creative talent, Mr. Jeffries has more knowledge of the Company’s operations than any other individual.

1996

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Nominees for Terms Expiring at the 2014 Annual Meeting of Stockholders

John W. Kessler (77)

Mr. Kessler has been the owner of John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. He also has served as a director of Columbus Regional Airport Authority since 1991 and as a member of the Advisory Board of The John Glenn School of Public Affairs at The Ohio State University since 2009. Mr. Kessler served as a director of Commercial Vehicle Group, Inc. from 2008 to 2013.

As a member of the Columbus Partnership, which includes many of the city’s corporate and community leaders, Mr. Kessler has significant knowledge of cultural, political and community issues in Central Ohio, where the Company’s headquarters are located. Mr. Kessler currently serves as our Executive Committee chairman. Mr. Kessler’s institutional knowledge of the Company and his recognized leadership in the Central Ohio business community as well as his demonstrated relationship building skills are invaluable to the Company.

1998

Craig R. Stapleton (68)

Since 2009, Mr. Stapleton has served as a senior advisor to Stone Point Capital, a private equity firm. Mr. Stapleton served as United States Ambassador to France from 2005 to 2009. He also served as United States Ambassador to the Czech Republic from 2001 until 2004. Mr. Stapleton served as President of Marsh and McLennan Real Estate Advisors of New York, a commercial real estate firm, from 1982 until 2001. He has been a co-owner of the St. Louis Cardinals baseball team since July 2009 and was a co-owner of the Texas Rangers baseball team from 1989 until 1998. Mr. Stapleton has served on the Board of Directors of Flamel Technologies, S.A. since July 2011. He also has served as a member of the Board of Directors of the George W. Bush Library and Foundation since January 2006, and as a member of the Board of Directors of the National September 11 Memorial and Museum at the World Trade Center since January 2009.

Mr. Stapleton’s experience as an United States Ambassador in Europe provides a valuable perspective as the Company continues its international expansion. His real estate and private equity backgrounds give him a broad perspective of real estate and capital strategies. Mr. Stapleton was appointed and continues to serve as the Company’s first Lead Independent Director. In this role, he has exemplified strong, effective leadership as the complexity of the issues faced by the Company have continued to increase as the Company expands internationally. Mr. Stapleton also currently serves as our Nominating and Board Governance Committee chairman and as a member of our Audit, Compensation and Executive Committees.

2009

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

Continuing Directors

The information set forth in the table below concerning the principal occupation, other affiliations and business experience, as of May 1, 2013, of each continuing director has been furnished to the Company by each director.

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Directors Whose Terms Continue until the 2014 Annual Meeting of Stockholders

Lauren J. Brisky (62)

Ms. Brisky retired February 1, 2009 as the Vice Chancellor for Administration and Chief Financial Officer of Vanderbilt University, after serving 10 years in that capacity. As the Vice Chancellor for Administration and Chief Financial Officer, she served as the financial liaison for Vanderbilt University’s Audit, Budget and Executive Committees and was responsible for Vanderbilt University’s financial management as well as administrative infrastructure, which included such areas as facilities and construction, human resources, information systems and business operations. She served as Associate Vice Chancellor for Finance of Vanderbilt University from 1988 until her 1999 appointment to Vice Chancellor. Ms. Brisky has also held positions at the University of Pennsylvania, Cornell University and North Carolina State University. She serves as Chair of the Board of Trustees for Simmons College, where she has served as a member of the Board since 2000. Ms. Brisky has also served as a member of the Board of Directors of the Metropolitan Sports Authority of Nashville since 2004.

Ms. Brisky has valuable experience as Chief Financial Officer of Vanderbilt University, where she also was responsible for the university’s human resources. Her financial expertise and her knowledge of college-age students, a group that comprises a significant portion of the Company’s target customers and its store associate recruitment base, is valuable to the Company.

2003

Name (Age)	Business Experience During Past Five Years and Other Information	Director Since

Directors Whose Terms Continue until the 2014 Annual Meeting of Stockholders

Archie M. Griffin (58)

Since July 2010, Mr. Griffin has been the Senior Vice President of Alumni Relations at The Ohio State University. Mr. Griffin has also served as President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004 and as an ex-officio member of the Board of Directors of The Ohio State University Foundation since January 2004. Mr. Griffin served as the Associate Director of Athletics at The Ohio State University from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin has also served as a director of Motorists Mutual Insurance Company since 1991 and the Ohio Auto Club since 1992. Mr. Griffin has also served as a member of the Board of the Columbus Youth Foundation (Vice Chair) since 1991.

Mr. Griffin currently serves as our Corporate Social Responsibility Committee chairman. Mr. Griffin is one of the most well-respected and well-recognized individuals in the State of Ohio. As Senior Vice President of Alumni Relations at The Ohio State University and President and Chief Executive Officer of The Ohio State University Alumni Association, Inc., he spends a significant amount of time with the Company’s target customer and recruiting base. Mr. Griffin’s lengthy service on the Board and institutional knowledge of the Company are also valuable.

2000

Elizabeth M. Lee (69)

Since June 2009, Ms. Lee has served as the Head of School of Columbus School for Girls in Columbus, Ohio. She also served as Interim Head of School of Porter-Gaud School in Charleston, South Carolina, and Trinity Episcopal School in Austin, Texas between 2004 and 2009 and as the Headmistress of The Hockaday School in Dallas, Texas from 1990 until 2004. Ms. Lee was a past president of the National Association of Principals of Schools for Girls and the Country Day School Headmasters Association, as well as a former board member of the National Association of Independent Schools (NAIS) and the Educational Records Bureau, among many other organizations.

As a nationally recognized educator and a leader in the field of secondary education, Ms. Lee brings valuable insights into the perspectives of teenage boys and especially teenage girls that the Board believes is beneficial. Her extensive service with non-profit organizations and her involvement in issues of diversity and human rights are valuable in her role as a member of our Corporate Social Responsibility Committee.

2010

Certain Relationships and Related Person Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy (the “Policy”), which is administered by the Nominating and Board Governance Committee and the Company’s General

Counsel. A copy of the Policy is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates or will participate, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Pursuant to the Policy, a “related person” is any person:

•

who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, at any time since the beginning of the Company’s last fiscal year; or

•

who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction. Each director, director nominee and executive officer also completes a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by the Company or one of its subsidiaries must be reported by the Company’s management to the Company’s General Counsel. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring compliance with the Policy.

Pursuant to the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Nominating and Board Governance Committee prior to the effective date or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable under the circumstances, the Nominating and Board Governance Committee will review and, in its discretion, may ratify the transaction at that Committee’s next meeting. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Nominating and Board Governance Committee will promptly review the transaction, including the relevant facts and circumstances, and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action that Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Nominating and Board Governance Committee may only approve or ratify those transactions that the Committee determines to be in the Company’s best interests. In making this determination, the Nominating and Board Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction without considering the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of the business of the Company or the applicable subsidiary of the Company;

•	whether the terms of the transaction are no less favorable to the Company or the applicable subsidiary of the Company than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to the Company or the applicable subsidiary of the Company;

•	the impact of the transaction on the related person’s independence; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

Any related person transaction previously approved or ratified by the Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Nominating and Board Governance Committee annually.

Pursuant to the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Nominating and Board Governance Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s Common Stock if all stockholders receive the same benefit on a pro rata basis;

•

compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statement;

•	interests deriving solely from a related person’s position as a director of another corporation or organization that is a party to the transaction;

•

interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer or associate has an interest in a transaction to which the Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or director of the Company, all information regarding the issue is to be reported to the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to the Nominating and Board Governance Committee for review and disposition.

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has determined that seven of the nine current directors qualify as independent under the NYSE Rules. Specifically, the Board has determined that each of James B. Bachmann, Lauren J. Brisky, Michael E. Greenlees, Archie M. Griffin, Kevin S. Huvane, Elizabeth M. Lee and Craig R. Stapleton has no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the applicable NYSE Rules. In the course of reaching these determinations, the Board considered among other things:

•

Mr. Griffin is the Senior Vice President of Alumni Relations at The Ohio State University, President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. and an ex-officio member of the Board of Directors of The Ohio State University Foundation. The Company will, subject to certain conditions, facilitate gifts which could aggregate to $10,000,000 over no more than ten years (2007 to

2016) to The Ohio State University Foundation, which gifts are contemplated to be allocated to The Ohio State University Wexner Medical Center. Mr. Griffin was not involved, directly or indirectly, in the solicitation of these gifts to The Ohio State University Foundation.

•

Since the beginning of Fiscal 2012, the Company has made other charitable contributions to certain charitable organizations with which one or more of the directors of the Company is affiliated. None of these charitable contributions has exceeded $50,000.

With respect to John W. Kessler, the Board broadly considered all relevant facts and circumstances, including (i) certain indirect relationships between Mr. Kessler or members of his immediate family and the Company (such as (a) the Company’s engagement from time to time of the Jones Day law firm (Mr. Kessler’s daughter serves as Partner-in-Charge of the Columbus office of Jones Day but, to the Company’s knowledge, has no material direct or indirect interest in the fees paid by the Company to Jones Day) and (b) the Company’s charitable contributions to affiliates of The Ohio State University (Mr. Kessler’s son-in-law has served as Senior Vice President and Chief Financial Officer of The Ohio State University since February 2010)), (ii) discussions with certain stockholders of the Company and (iii) positions of certain proxy advisory firms. Although none of the aforementioned relationships disqualifies Mr. Kessler from being deemed independent under the NYSE Rules and although the Company has analyzed the indirect relationships noted in (i) above under Item 404 of SEC Regulation S-K and the Company’s Related Person Transaction Policy and concluded that none of such relationships constitute a related person transaction, the Board determined that, based on the relevant facts and circumstances as a whole, Mr. Kessler does not qualify as independent at this time. Mr. Kessler is not currently serving (and did not during Fiscal 2012 serve) on the Audit Committee, the Compensation Committee or the Nominating and Board Governance Committee.

Mr. Jeffries does not qualify as independent because he is an executive officer of the Company.

There are no family relationships among any of the directors and executive officers of the Company. Please see the text under the caption “SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT” in Part I of the Company’s Fiscal 2012 Form 10-K for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held seven meetings of the full Board and four non-management director meetings and took one action by written consent during Fiscal 2012. All directors attended at least 75% of the Board and Board committee meetings they were eligible to attend during Fiscal 2012.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the directors attended the Company’s last annual meeting of stockholders held on June 14, 2012.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Executive sessions of the non-management directors are scheduled as an agenda item at each regularly scheduled in-person meeting of the Board, although the non-management directors do not always meet in executive session. All meetings of non-management or independent directors are presided over by the Lead Independent Director. If the non-management directors include directors who are not independent, then at least once a year the independent directors of the Company will meet in executive session and the Lead Independent Director will preside at each executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group, the independent directors as a group, the Lead Independent Director, or a particular director may do so by sending a letter to such individual or individuals, in care of the Company’s Secretary, to the Company’s home office at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication”, “Stockholder/Interested Party — Independent Director Communication”, “Stockholder/Interested Party — Lead Independent Director Communication” or “Stockholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, all non-management directors, all independent directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

Board Leadership Structure

The Company is led by Mr. Jeffries, who has served as Chief Executive Officer (“CEO”) of the Company since February 1992 and as Chairman since May 1998, when the Company was spun off from its former parent. The Company’s Board is comprised of Mr. Jeffries and eight non-management directors, seven of whom are independent. The Company established a Lead Independent Director position in February 2010 and appointed Mr. Stapleton as the Lead Independent Director.

The Lead Independent Director is responsible for:

•	consulting with the Chairman with respect to appropriate agenda items for meetings of the Board and the standing committees of the Board, and approving such agendas;

•

discussing with the chairs of the standing committees of the Board their activities and endeavoring, consistent with the charters of the various standing committees, to coordinate activities among the standing committees;

•	in consultation with the non-management directors, advising the Chairman as to an appropriate schedule of Board meetings and approving such schedule;

•	calling executive sessions or meetings of the independent or non-management directors when necessary and appropriate;

•

presiding at all meetings at which the Chairman is not present including executive sessions of the independent or non-management directors and, if appropriate, apprising the Chairman of the issues considered;

•	serving as a liaison between the Chairman and the independent directors;

•	approving the retention of outside advisors and consultants who report directly to the Board on critical issues;

•	being available for consultation and direct communication with the Company’s stockholders; and

•	performing such other duties as the Board may from time to time delegate.

The Board has five standing committees: Audit; Compensation; Corporate Social Responsibility; Executive; and Nominating and Board Governance. Each of these committees, other than the Executive Committee, has a separate independent chair. Detailed information about each Board committee is contained in the section captioned “Committees of the Board” beginning on page 24.

The Company believes that a combined Chairman and CEO position, together with independent or non-management chairs for each of our Board committees, a Lead Independent Director, regularly scheduled executive sessions of the Board and regularly scheduled meetings of the non-management directors is the most appropriate Board leadership structure for the Company at this time. This structure demonstrates to all of our stakeholders, including our associates, customers and stockholders, that our Board is committed to engaged, independent leadership and the performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy. The Board believes that combining the Chairman and CEO positions takes advantage of the talent and knowledge of Mr. Jeffries, the person whom the Board recognizes as the “founder” of the modern day Abercrombie & Fitch, and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for the Company. The Board believes that its strong governance practices, including its supermajority of independent members, the combination of the Chairman and CEO roles, and its clearly defined Lead Independent Director responsibilities, provide an appropriate balance among strategy development, operational execution and independent oversight of the Company.

Committees of the Board

The Board has five standing committees — the Audit Committee, the Compensation Committee, the Corporate Social Responsibility Committee, the Executive Committee and the Nominating and Board Governance Committee. The current members of these committees are identified in the following table.

Committees of the Board
Director	Audit	Compensation	Corporate Social Responsibility	Executive	Nominating and Board Governance
James B. Bachmann	Chairman
Lauren J. Brisky	X				X
Michael E. Greenlees	X	Chairman
Archie M. Griffin			Chairman		X
Kevin S. Huvane		X	X
Michael S. Jeffries				X
John W. Kessler			X	Chairman
Elizabeth M. Lee			X
Craig R. Stapleton	X	X		X	Chairman

Fiscal 2012 Meetings	8	6	4	5	3

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). James B. Bachmann, Lauren J. Brisky, Michael E. Greenlees and Craig R. Stapleton served as members of the Audit Committee throughout Fiscal 2012. The Board has determined that each member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each member of the Audit Committee is “financially literate” under the applicable NYSE Rules and qualifies as an “audit committee financial expert” under applicable SEC rules and regulations (“SEC Rules”) by virtue of his or her experience described in the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS” beginning on page 14. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter that was most recently revised by the Board on February 13, 2012, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and the effectiveness of the Company’s systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements, including the operation and effectiveness of the Company’s disclosure controls and procedures;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal auditors and the Company’s independent registered public accounting firm;

•	the evaluation of enterprise risk issues; and

•	the annual independent audit of the Company’s financial statements.

The Audit Committee’s specific responsibilities include:

•	reviewing the Company’s financial statements and the related disclosures;

•	reviewing the Company’s accounting procedures and policies;

•	discussing with management the Company’s disclosure controls and procedures and at least quarterly reviewing management’s conclusions about the efficacy of such disclosure controls and procedures;

•	discussing with management and the Company’s independent registered public accounting firm management’s annual report on internal control over financial reporting;

•	reviewing the activities and the results of audits conducted by the Company’s internal auditors and the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement;

•	reviewing and approving in advance all audit services and all permitted non-audit services;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, which procedures are outlined in the Company’s Whistleblower Policy, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page;

•	setting hiring policies for associates or former associates of the Company’s independent registered public accounting firm;

•	reviewing the Company’s risk assessment and risk management policies as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

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reviewing the Company’s program to monitor compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and meeting periodically with the head of the Company’s Internal Audit department to discuss compliance with the Code of Business Conduct and Ethics;

•	meeting periodically with the Company’s General Counsel, and the Company’s outside counsel when appropriate, to review legal and regulatory matters;

•	preparing an annual report for inclusion in the Company’s proxy statement;

•	reviewing and recommending appropriate insurance coverage for directors and officers of the Company; and

•	other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee’s annual report relating to Fiscal 2012 begins on page 75.

Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. Michael E. Greenlees, Kevin S. Huvane and Craig R. Stapleton served as members of the Compensation Committee throughout Fiscal 2012. The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules.

The Compensation Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on May 15, 2012, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:

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reviewing and approving the general compensation policies applicable to the CEO and other officers of the Company identified in Rule 16a-1(f) under the Exchange Act (the “Section 16 Officers”). Each of the Company’s current named executive officers is also a Section 16 Officer;

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determining the methods and criteria for the review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation;

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evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and reporting its conclusions resulting from the evaluation of the CEO to the Board;

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determining and approving on behalf of the Company the compensation of the CEO, after consultation with the other non-management directors, and determining and approving on behalf of the Company the compensation of the other Section 16 Officers;

•	evaluating the need for, and provisions of, employment contracts, including severance arrangements, for any of the Section 16 Officers of the Company;

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negotiating and approving any new employment contract or severance agreement, or negotiating the amendment of any existing employment agreement, between the Company and the CEO and any other Section 16 Officer;

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administering, reviewing and making recommendations to the Board regarding the Company’s incentive compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations or the terms of the plans;

•	reviewing and making recommendations to the Board regarding the compensation for the Company’s non-associate directors;

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reviewing and discussing with management the annual compensation discussion and analysis and related disclosures that applicable SEC Rules require be included in the Company’s proxy statement and recommending to the Board based on the review and discussions whether the compensation discussion and analysis should be included in the Company’s proxy statement;

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overseeing the Company’s overall compensation structure, policies and programs for the Company’s Section 16 Officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate;

•	reviewing and monitoring the executive development strategies and practices for the Company’s Section 16 Officers and associates;

•	reviewing and making recommendations to the Board regarding the frequency of the Company’s advisory vote on executive compensation; and

•	preparing the compensation committee report required by SEC Rules for inclusion in the Company’s proxy statement.

The Compensation Committee’s processes and procedures to determine executive compensation, including the use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation, are described in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 42.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee provides oversight of the Company’s attention to issues of social responsibility, including diversity, human rights, philanthropy and sustainability and the Company’s policies, practices and progress with respect to such issues. Archie M. Griffin, Kevin S. Huvane, John W. Kessler and Elizabeth M. Lee served as members of the Corporate Social Responsibility Committee throughout Fiscal 2012.

The Corporate Social Responsibility Committee is organized and conducts its business pursuant to a written charter that was most recently revised by the Board on December 13, 2011, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Corporate Social Responsibility Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Corporate Social Responsibility Committee’s charter sets forth the duties and responsibilities of the Corporate Social Responsibility Committee, which include:

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monitoring issues and practices relating to the Company’s corporate social responsibility on a global basis, including diversity initiatives and programs; health and safety matters; environmental and sustainability matters; human rights matters; significant philanthropic matters; and significant community relations;

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reviewing the prudence of having the Company prepare and publish a Corporate Social Responsibility Report and, in the event the Committee determines such a report is prudent, overseeing the preparation of such report. A copy of the Company’s 2010/2011 Corporate Responsibility Report is posted on the “Corporate Responsibility Report” page of the Company’s website at www.abercrombie.com, accessible through the “A&F Cares” page;

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reviewing significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or any of its affiliates that significantly affect or could significantly affect the Company’s performance, business activities or reputation as a global corporate citizen. At its regularly scheduled meetings, the Corporate Social Responsibility Committee is provided with pertinent information with respect to any lawsuits brought against the Company by the U. S. Equal Employment Opportunity Commission or an equivalent state equal employment opportunity commission or division;

•	monitoring significant programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations and community relations;

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when appropriate, making recommendations to the Board with respect to any of the areas that the Committee oversees, reviews or monitors, and any other major social responsibility policies and practices of the Company; and

•	reviewing and making recommendations to the Board regarding stockholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

Executive Committee

John W. Kessler and Michael S. Jeffries served as members of the Executive Committee throughout Fiscal 2012. Craig R. Stapleton has served as a member of the Executive Committee since August 14, 2012.

The Executive Committee is organized and conducts its business pursuant to a written charter that was adopted by the Board on November 12, 2009, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Executive Committee reviews and reassesses the adequacy of its charter, in consultation with the Nominating and Board Governance Committee, and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Executive Committee’s charter sets forth the duties and responsibilities of the Executive Committee, which include:

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during the interval between scheduled meetings of the Board, having and exercising the powers of the Board to act upon any matters that, in the opinion of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose;

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consulting on a periodic basis with the CEO with respect to succession matters in connection with the positions of CEO and the other executive officers; and consulting on a periodic basis with the other executive officers of the Company regarding succession matters in connection with each such executive officer’s position;

•	developing, in consultation with the CEO, a long-term succession plan and the timing, nature and implementation of such plan;

•	establishing and approving a development and/or recruitment plan, in consultation with the CEO, in connection with the implementation of a long-range succession plan; and

•	having available, on a continuing basis, a recommendation of a successor, interim or otherwise, in the event of an emergency or unanticipated vacancy in the position of CEO.

Nominating and Board Governance Committee

Lauren J. Brisky, Archie M. Griffin and Craig R. Stapleton served as members of the Nominating and Board Governance Committee throughout Fiscal 2012. The Board has determined that each member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable NYSE Rules.

The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. At least annually, the Nominating and Board Governance Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Board Governance Committee include:

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establishing and articulating the qualifications, desired background and selection criteria for members of the Board and evaluating the qualifications of individuals being considered as director candidates;

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developing a policy with regard to the consideration of candidates for election or appointment to the Board recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations;

•	making recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies;

•	evaluating and making recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments;

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evaluating, reviewing with management and making recommendations to the full Board regarding the overall effectiveness of the organization of the Board, the conduct of its business and the relationship between the Board and management;

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maintaining policies regarding the review and approval or ratification of related person transactions and reviewing and, if the Nominating and Board Governance Committee deems appropriate, approving or ratifying related person transactions in accordance with such policies as well as applicable law, NYSE Rules or SEC Rules;

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identifying and bringing to the attention of the full Board and management current and emerging corporate governance trends, issues and best practices that may affect the operations, performance or public image of the Company;

•	reviewing and making recommendations to the full Board regarding orientation of new directors and continuing education for all directors;

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developing, recommending and periodically reviewing a set of written corporate governance principles (including, if considered appropriate by the Nominating and Board Governance Committee, policies on director retirement) applicable to the Company in accordance with the applicable NYSE Rules;

•	periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership;

•	consulting with the members of the other committees of the Board in connection with the review and reassessment of their respective charters; and

•	overseeing the evaluation of the Board and management.

Director Qualifications and Consideration of Director Candidates

On November 15, 2011, the Board adopted age guidelines applicable to directors joining the Board after that date. Under these guidelines, no new director will be nominated by the Board to stand for election or re-election after reaching age 75. However, the Board may nominate such a director for election or re-election if the Board believes that such director’s service on the Board is in the best interests of the Company and its stockholders.

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and, other than the age guidelines mentioned above, does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. However, the Company’s Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the boards of directors of more than three public companies other than Company. The Nominating and Board Governance Committee considers those factors it deems appropriate, including (i) the nominee’s independence, judgment, strength of character, ethics and integrity; (ii) the nominee’s business or other relevant experience and skills and knowledge useful to the oversight of the Company’s business; (iii) the Company’s strong commitment to diversity and inclusion at all levels of the Company; and (iv) such other factors as the members of that Committee conclude are appropriate in light of the needs of the Board. The Company believes that the Board as a whole should have competency in the following areas: (a) accounting and finance; (b) business judgment; (c) management; (d) industry knowledge; (e) leadership; and (f) strategy/vision. Depending on the current needs of the Board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

While the Board and the Nominating and Board Governance Committee do not have specific eligibility requirements, other than the age guidelines mentioned above, and do not, as a matter of course, weigh any of the factors they deem appropriate more heavily than others, both the Board and the Nominating and Board Governance Committee believe that, as a group, the directors should have diverse backgrounds and qualifications. The Company believes that the members of the Board, as a group, have such backgrounds and qualifications, although this is an area of constant focus for the Board and the Nominating and Board Governance Committee.

The Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. The process for seeking and vetting additional director candidates is ongoing and is not dependent upon the existence of a vacancy on the Board. Accordingly, the Board believes that this ongoing pursuit of qualified candidates functions as an appropriate director succession plan. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm was retained during Fiscal 2012.

Information regarding each of our directors is set forth above. In addition to the specific information presented with respect to such individual, the Company believes that each of our directors has a reputation for the highest character and integrity and that the directors work very cohesively and constructively with each other and with management. They have each demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Board and the Company.

Director Nominations

The Board, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Board Governance Committee, in care of the Company, at the Company’s principal executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation. The recommendation must also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, must accompany any such recommendation.

In addition, stockholders wishing to formally nominate a candidate for election as a director may do so provided they comply with the notice procedures set forth in the Section 2.04 of the Company’s Amended and Restated Bylaws. A nominating stockholder must be a stockholder of record on both the date of the giving of the required notice of proposed nomination and the record date for determining the stockholders entitled to notice of and vote at the relevant meeting of the stockholders.

The notice of a nominating stockholder in respect of an annual meeting of stockholders must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, which, for purposes of the Company’s 2014 Annual Meeting of Stockholders, means no earlier than the close of business on January 21, 2014 and no later than the close of business on February 20, 2014. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee.

The informational requirements for stockholder notices with respect to the nomination of director candidates are detailed and include the disclosure of all derivative and synthetic instruments and short interests held by the nominating stockholder and such stockholder’s affiliates or associates as well as by any proposed nominee.

A stockholder providing notice of any nomination proposed to be made at an annual meeting of stockholders must update and supplement such notice, if necessary, so that the information provided is true and correct as of the record date for determining the stockholders entitled to receive notice for the annual meeting. Such update and supplement must be delivered either in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the principal executive offices of the Company, not later than five business days after the record date for the annual meeting at issue.

No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Director Resignation Policy for Major Job Change

When a director’s principal job responsibility or business association changes substantially during his or her tenure as a director, such director is to submit a letter of resignation for consideration by the Nominating and Board Governance Committee. It is not the sense of the Board that in every instance the director who retires or substantially changes the position he or she held upon joining the Board should leave the Board. There should, however, be an opportunity for the Board, through the Nominating and Board Governance Committee, to review the effect, if any, of the revised circumstances on the interests of the Company. Upon receipt of such a letter of resignation, the Nominating and Board Governance Committee will duly consider the matter and make a timely recommendation to the full Board of the appropriate action, if any, to be taken with respect to the resignation.

Board Role in Risk Oversight

Our Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Further, in some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to Company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that the Company faces and how the Company is seeking to control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting; the Nominating and Board Governance Committee oversees issues related to the Company’s governance structure, corporate governance matters and processes and risks arising from related person transactions; the Corporate Social Responsibility Committee oversees issues related to diversity, sustainability, human rights and similar issues; and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below. Presentations and other information for the Board and Board committees generally identify and discuss relevant risks and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial or other activity of the Company.

Management periodically undertakes a comprehensive enterprise risk management review, in which the identification of enterprise level risks and mitigation processes are the primary topics. This review is overseen by the Audit Committee. The Audit Committee and the full Board continue to monitor enterprise risk management and receive periodic updates on enterprise risk management.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management and the Compensation Committee have assessed the Company’s compensation programs. Based upon all of the facts and circumstances available to the Company at the time of the filing of this Proxy Statement, management and the Compensation Committee have concluded that there are no risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This assessment was overseen by the Compensation Committee, in consultation with its independent counsel and independent compensation consultant.

We reviewed the compensation policies and practices in effect for our executive officers, senior management and our associates and assessed the features we have built into the compensation programs to discourage excessive risk-taking. These features include, among other things, a balance between different elements of compensation, use of different time periods and performance metrics for different elements of compensation, use of consistent Company-wide programs, and stock ownership guidelines for senior management. The Company has also included clawback provisions in its incentive plans which are applicable to all participating associates.

Base Compensation

All associates (including executive officers and senior management) participate in a common base pay program. Each job below the Senior Vice President level is assessed against the competitive market, and a range of base pay (within an overall salary grade structure) is assigned to each job, which ranges have inherent limits on base pay for any given job. Individual merit pay decisions are constrained by a grid which relates the size of a pay increase to a given level of performance, subject to aggregate caps (i.e., merit pools).

At the Senior Vice President level and above, the Company matches job comparisons with market data, and all pay decisions are reviewed and approved by the Compensation Committee. Increases are also subject to the same merit grids and merit pool controls as apply to other associates.

Incentive Compensation

Throughout Fiscal 2012, all incentive compensation-eligible associates (including executive officers and senior management) participated in a common cash incentive compensation program — the Incentive Compensation Performance Plan. Individual payments are strictly determined by overall Company performance (rather than divisional and/or individual performance) and are capped at twice target levels, regardless of Company performance.

During Fiscal 2012, the Incentive Compensation Performance Plan had two design elements which could be deemed to create a theoretical risk: semi-annual performance periods (which have been revised to a single annual performance period effective in Fiscal 2013) and the use of operating income as a measure of performance. Although seasonal payments provide a good alignment between short-term business results and associate rewards, they could also be seen as creating a theoretical risk of misalignment between short-term and long-term goals. Use of operating income as the sole measure of corporate performance could also be seen as introducing a theoretical risk (i.e., use of a single metric). However, counterbalancing these theoretical risks are the following elements:

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The ability for a single individual to affect overall corporate operating income is limited to a handful of individuals, and given our delegation of authority, is mostly vested in the CEO. Total direct compensation

(“TDC”) to these key associates is composed of three elements: base pay, annual cash incentives and long-term (equity) awards. All of these key associates have compensation packages which provide the majority of their TDC in the form of long-term equity compensation, the value of which is directly tied to the long-term performance of the Company. This compensation structure mitigates the risk of providing incentives to take short-term actions which could harm the long-term prospects of the Company.

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Operating income is a measure of revenues over expenses and, therefore, it incorporates sales, cost of goods sold, stores and distribution expense, marketing, general and administrative expense and other expenses. As such, it reflects the overall results of the business, and considers both top-line and bottom-line elements.

•	Individual awards are capped for every associate, and are subject to Compensation Committee approval and, if necessary, the Compensation Committee’s negative discretion.

Long-Term Incentive Plans

A majority of incentive compensation-eligible associates (including executive officers and senior management) are eligible to participate in a common set of long-term incentive plans — the 2005 Long-Term Incentive Plan (the “2005 LTIP”) and the Amended and Restated 2007 Long-Term Incentive Plan (the “2007 LTIP”). Together, the 2005 LTIP and the 2007 LTIP provide for the ability to award a mix of options, stock-settled stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) which serve to align the interests of associates and stockholders. In most cases, these awards vest over the four years subsequent to grant, and provide a significant “hold” on associates, who would forfeit considerable value should they leave the Company prior to vesting. In addition, beginning with awards made to Executive Vice Presidents who were named executive officers on the Fiscal 2008 grant date, the Company added a performance component to the vesting schedule for RSUs.

For Fiscal 2012, the Company added performance share awards (“PSAs”) to the mix of long-term incentives granted to Executive Vice Presidents with these awards being earned only if adjusted diluted earnings per share (“EPS”) growth targets are achieved and once earned, are converted to RSUs of which the first 33 1/3% vest upon achievement of the growth target and the remainder vest in equal annual installments, subject to continued employment with the Company and to the Company achieving positive adjusted non-GAAP net income. On May 7, 2012, the CEO’s employment agreement was amended to provide that 80% of the total fair value of any semi-annual equity grants earned during the remaining term of his employment agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. Any RSUs awarded as a semi-annual equity grant will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to Executive Vice Presidents, as well as the time-based vesting requirements specified in the CEO’s employment agreement.

In “ITEM 1A. RISK FACTORS” of the Company’s Annual Report on Form 10-K for Fiscal 2012, the Company states that “Equity-based compensation awarded under the employment agreement with our Chief Executive Officer could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock.” In connection with the semi-annual equity grants contemplated by the CEO’s employment agreement, the related compensation expense could significantly impact the Company’s results of operations. In addition, the significant number of shares of Common Stock which could be used to settle the Retention Grants granted under the CEO’s employment agreement and any semi-annual equity grants is uncertain and dependent on the future price of our Common Stock and our financial performance and would, if issued, have a dilutive effect with respect to our outstanding shares of Common Stock, which may adversely affect the market price of our Common Stock.

While the Company and the Compensation Committee do not believe that equity-based compensation expense is a risk that arises from the Company’s compensation policies and practices that is reasonably likely to have a material adverse effect on the Company, the Company has sought to mitigate the risks of (i) cash settlement of all or a portion of the equity-based awards and (ii) expense associated with accounting for all or a portion of the equity-based awards as liabilities, due to an insufficiency of shares available to settle outstanding equity-based awards, through the approval by the Company’s stockholders at the 2011 Annual Meeting of Stockholders of the addition of 3,000,000 shares to those available for awards under the 2007 LTIP.

Compensation of Directors

Any officer of the Company who is also a director receives no additional compensation for services rendered as a director. Directors who are not associates of the Company or its subsidiaries (“non-associate directors”) receive:

•	an annual retainer of $55,000 (paid quarterly in arrears);

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an annual retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and members of the Audit Committee who receive $40,000 and $25,000, respectively, and (ii) the Lead Independent Director who receives $30,000 for serving in that capacity. In each case, the retainers are paid quarterly in arrears; and

•	an annual grant of 3,000 RSUs.

The annual RSU grant is subject to the following provisions:

•	RSUs are to be granted annually on the date of the annual meeting of stockholders;

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the maximum market value of the underlying shares of Common Stock on the date of grant is to be $300,000 (i.e., should the market price of the Company’s Common Stock on the grant date exceed $100 per share, the number of RSUs granted will be automatically reduced to provide a maximum grant date market value of $300,000);

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the minimum market value of the underlying shares of Common Stock on the date of grant is to be $120,000 (i.e., should the market price of the Company’s Common Stock on the grant date be lower than $40 per share, the number of RSUs granted will be automatically increased to provide a minimum grant date market value of $120,000); and

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RSUs will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of a director’s death or total disability or upon a change of control of the Company.

Directors who are elected after the beginning of the fiscal year receive pro-rated retainers and grants of RSUs based on the time to be served during the fiscal year.

Non-associate directors are also reimbursed for their expenses for attending Board and committee meetings and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was split into two plans (Plan I and Plan II) as of January 1, 2005 to comply with Internal Revenue Code Section 409A. The terms of Plan I govern “amounts deferred” (within the meaning of Section 409A) in taxable years beginning before January 1, 2005 and any earnings thereon. The terms of Plan II govern “amounts deferred” in taxable years beginning on or after January 1, 2005 and any earnings thereon. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and RSUs). The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump-sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005, under the 2003 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Restatement of the 1996 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes the compensation paid to, awarded to or earned by, the non-associate directors for Fiscal 2012. The Company’s Chairman and CEO Michael S. Jeffries is not included in this table as he is an officer of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Jeffries as an officer of the Company is shown in the “Fiscal 2012 Summary Compensation Table” beginning on page 58 and discussed in the text and tables included under the section captioned “EXECUTIVE OFFICER COMPENSATION” beginning on page 58.

Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
James B. Bachmann	$95,000	$117,271	$—	$212,271
Lauren J. Brisky	$92,500	$117,271	$—	$209,771
Michael E. Greenlees	$105,000	$117,271	$—	$222,271
Archie M. Griffin(3)	$92,500	$117,271	$—	$209,771
Kevin S. Huvane(3)	$80,000	$117,271	$—	$197,271
John W. Kessler	$92,500	$117,271	$—	$209,771
Elizabeth M. Lee	$67,500	$117,271	$—	$184,771
Craig R. Stapleton(4)	$153,200	$117,271	$—	$270,471

(1)

All non-associate directors were granted RSUs covering 3,930 shares of Common Stock on the date of the 2012 Annual Meeting of Stockholders. The amounts shown in this column are reported using the grant date fair value of the awards, as computed in accordance with U.S. generally accepted accounting principles, of $29.84 per RSU, based upon the closing price of the Company’s Common Stock on the grant date ($30.54) and adjusted for anticipated dividend payments during the one-year vesting period. See “Note 5. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2012 Form 10-K, for assumptions used in the calculation of the amounts shown and information regarding the Company’s share-based compensation. Each of the awards of RSUs granted during Fiscal 2012 remained outstanding at February 2, 2013. The non-associate directors held no other RSUs at February 2, 2013.

(2)

All of the options held by the individuals named in this table were granted and fully vested prior to the beginning of Fiscal 2012 and, accordingly, no dollar amount is required to be reported in respect of these options. The aggregate number of shares of Common Stock underlying options outstanding at February 2, 2013, for each individual named in this table were: (a) Mr. Bachmann — 0 shares; (b) Ms. Brisky — 7,500 shares; (c) Mr. Greenlees — 0 shares; (d) Mr. Griffin — 2,500 shares; (e) Mr. Huvane — 0 shares; (f) Mr. Kessler — 10,000 shares; (g) Ms. Lee — 0 shares; and (h) Mr. Stapleton — 0 shares.

(3)

Mr. Griffin deferred $46,250 and Mr. Huvane deferred $80,000 of their respective retainers pursuant to the Directors’ Deferred Compensation Plan during Fiscal 2012. This deferred portion of each individual director’s retainer is included in the amount shown in the “Fees Earned or Paid in Cash” column. Refer to page 34 for a description of the Directors’ Deferred Compensation Plan.

(4)	The annual retainer paid to Mr. Stapleton in respect of Board committee service reflects a pro-rated amount based on the period he served on each committee during Fiscal 2012.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines, which were most recently amended by the Board on November 15, 2011, are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics, which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Code of Business Conduct and Ethics, which is applicable to all associates (including members of the Board), incorporates an additional Code of Ethics applicable to the CEO, the Chief Financial Officer, Controllers, the Treasurer, all Vice Presidents in the Finance Department and other designated financial associates. The Company intends to satisfy any disclosure requirements regarding any amendment of, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Compensation Committee Interlocks and Insider Participation

With respect to Fiscal 2012 and from February 3, 2013 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers serves or served on the Company’s Compensation Committee or the Board, or any other relationship required to be disclosed in this section under the applicable SEC Rules.

The Compensation Committee is currently comprised of Michael E. Greenlees (Chair), Kevin S. Huvane and Craig R. Stapleton. Each of them served as a member of the Compensation Committee throughout Fiscal 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of May 1, 2013 (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such beneficial owner, the number of shares of Common Stock beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
FMR LLC	11,952,714	(2)	15.26%
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Citadel Investment Group II, L.L.C. Kenneth Griffin Citadel Advisors LLC Citadel Holdings II LP c/o Citadel LLC 131 S. Dearborn Street 32nd Floor Chicago, IL 60603	5,088,956	(3)	6.50%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,656,268	(4)	5.95%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,046,790	(5)	5.17%
Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,041,900	(6)	5.16%

(1)	The percent of class is based on 78,305,612 shares of Common Stock outstanding on May 1, 2013.

(2)

Based on information contained in a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2013 to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2012. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to beneficially own 11,927,282 shares of Common Stock (15.23% of the shares outstanding on May 1, 2013) as a result of acting as investment adviser to various registered investment companies (collectively, the “Funds”). The ownership of one registered investment company, Fidelity Low-Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts 02109, was reported to be 6,500,000 shares of Common Stock (8.30% of the shares outstanding on May 1, 2013).

Edward C. Johnson 3d, who is Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each was reported to have sole power to dispose of the 11,927,282 shares of Common Stock owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d was reported to have the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Funds, which power was reported to reside with the Funds’ Boards of Trustees. Fidelity was reported to carry out the voting of the shares of Common Stock under written guidelines established by the Funds’ Boards of Trustees.

Members of the family of Edward C. Johnson 3d were reported to be the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders were reported to have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of the Series B voting common shares. Through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned bank subsidiary of FMR LLC, was reported to beneficially own 24,855 shares of Common Stock (0.03% of the shares outstanding on May 1, 2013) as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management Trust Company, each was reported to have sole dispositive power over and sole power to vote or to direct the voting of 24,855 shares owned by the institutional accounts managed by Fidelity Management Trust Company.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, was reported to provide investment advisory services to individuals. As such, FMR LLC’s beneficial ownership was reported to include 577 shares of Common Stock (0.0007% of the shares outstanding on May 1, 2013) beneficially owned through Strategic Advisers, Inc.

(3)

Based on information contained in a Schedule 13G/A filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Holdings II LP (“CH-II”), Citadel Investment Group II, L.L.C. (“CIG-II”) and Kenneth Griffin with the SEC on February 14, 2013, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2012. The shares were reported to be owned by Surveyor Capital Ltd. (“SC”), Citadel Global Equities Master Fund Ltd. (“CG”), Citadel Equity Fund Ltd. (“CEF”), Citadel Quantitative Strategies Master Fund Ltd. (“CQ”), Citadel Global Equities Alpha Select Master Fund Ltd. (“CG-Alpha”), certain segregated accounts and Citadel Securities LLC (“Citadel Securities”).

Citadel Advisors was reported to be the portfolio manager for SC, CG, CEF, CQ and CQ-Alpha, and the investment manager for certain segregated accounts. Citadel Advisors reported that it may be deemed to be the beneficial owner of 4,660,856 shares of Common Stock (5.95% of the shares outstanding on May 1, 2013), with shared voting and dispositive power as to these 4,660,856 shares.

CH-II was reported to be, as of December 31, 2012, the managing member of Citadel Advisors. CH-II reported that it may be deemed to be the beneficial owner of 4,660,856 shares of Common Stock (5.95% of the shares outstanding on May 1, 2013), with shared voting and dispositive power as to these 4,660,856 shares.

Citadel Holdings I LP (“CH-I”) was reported to be the non-member manager of Citadel Securities and CIG-II was reported to be the general partner of CH-I and CH-II. CIG-II reported that it may be deemed to be the beneficial owner of 5,088,956 shares of Common Stock (6.50% of the shares outstanding on May 1, 2013), with shared voting and dispositive power as to these 5,088,956 shares.

Kenneth Griffin was reported to be the President and Chief Executive Officer of, and owner of a controlling interest in, CIG-II. Mr. Griffin reported that he may be deemed to be the beneficial owner of 5,088,956 shares of Common Stock (6.50% of the shares outstanding on May 1, 2013), with shared voting and dispositive power as to these 5,088,956 shares.

(4)

Based on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 22, 2013, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2012. The Vanguard Group, Inc. reported that it is deemed to be the beneficial owner of 4,656,268 shares of Common Stock. The Vanguard Group, Inc. reported sole voting power as to 115,654 shares, sole dispositive power as to 4,544,514 shares and shared dispositive power as to 111,754 shares.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 111,754 shares of Common Stock (0.14% of the shares outstanding on May 1, 2013) as a result of VFTC serving as investment manager of collective trust accounts.

Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., was reported to be the beneficial owner of 3,900 shares of Common Stock (0.005% of the shares outstanding on May 1, 2013) as a result of VIA serving as investment manager of Australian investment offerings.

(5)

Based on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2013, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2012. BlackRock, Inc. reported that, through its subsidiaries, it is deemed to be the beneficial owner of 4,046,790 shares of Common Stock. BlackRock, Inc. reported sole voting power and sole dispositive power as to these 4,046,790 shares.

(6)

Based on information contained in a Schedule 13G/A filed by Columbia Wanger Asset Management, LLC with the SEC on February 13, 2013, to report beneficial ownership of shares of the Company’s Common Stock as of December 31, 2012. Columbia Wanger Asset Management, LLC, an investment adviser, reported that it is deemed to be the beneficial owner of 4,041,900 shares of Common Stock. Columbia Wanger Asset Management, LLC reported sole voting power as to 3,792,900 shares and sole dispositive power as to 4,041,900 shares.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) by each of the current directors and director nominees, by each of the named executive officers, and by all of the current directors and executive officers as a group, as of May 1, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
James B. Bachmann	18,845	*
Lauren J. Brisky	34,922	*
Diane Chang	286,402	*
Michael E. Greenlees	5,430	*
Archie M. Griffin(3)	14,614	*
Leslee K. Herro	406,496	*
Kevin S. Huvane	8,430	*
Michael S. Jeffries	3,280,051	4.07%
John W. Kessler(3)	22,585	*
Elizabeth M. Lee	11,197	*
Jonathan E. Ramsden	246,866	*
Ronald A. Robins Jr.	18,488	*
Craig R. Stapleton(3)	21,328	*
Current directors and executive officers as a group (14 persons)	4,414,318	5.42%

*	Less than 1%.

(1)

Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. Includes the following number of shares of Common Stock issuable by June 30, 2013 upon vesting of RSUs or the exercise of outstanding options or SARs which are currently exercisable or will become exercisable by June 30, 2013: Mr. Bachmann, 3,930 shares; Ms. Brisky, 11,430 shares; Ms. Chang, 256,875 shares; Mr. Greenlees, 3,930 shares; Mr. Griffin, 6,430 shares; Ms. Herro, 355,750 shares; Mr. Huvane, 3,930 shares; Mr. Jeffries, 2,272,323 shares; Mr. Kessler, 13,930 shares; Ms. Lee, 3,930 shares; Mr. Ramsden, 216,875 shares; Mr. Robins, 16,875 shares; Mr. Stapleton, 3,930 shares; and all current directors and executive officers as a group, 3,201,988 shares. The Company has included for this purpose the gross number of shares of Common Stock deliverable, but actual shares received will be less as a result of the payment of applicable withholding taxes. Additionally, as required, the Company has provided the gross number of shares of Common Stock that may be acquired upon exercise of SARs without reduction for the value of the exercise price. The numbers reported do not include any unvested RSUs or any unvested options or SARs held by directors or executive officers (other than those specified in this footnote).

(2)

The percent of class is based upon the sum of 78,305,612 shares of Common Stock outstanding on May 1, 2013 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 30, 2013, either through the vesting of RSUs or upon the exercise of options or SARs which are currently exercisable or will become exercisable by June 30, 2013.

(3)

The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Greenlees, 3,025 shares; Mr. Griffin, 28,815 shares; Mr. Huvane, 1,995 shares; Mr. Kessler, 5,634 shares; Mr. Stapleton, 6,627 shares; and all directors as a group, 46,096 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

Stock Ownership Guidelines

The Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009. The Company’s stock ownership guidelines are posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

The guidelines for the executive officers are five times annual base salary for the CEO and one times annual base salary for the other executive officers. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were adopted and the date the individual was first designated as an executive officer by the Board. The guidelines may be modified, at the discretion of the Nominating and

Board Governance Committee, when an executive officer changes pay grade and otherwise from time to time. Until the amount contemplated by the guidelines is achieved, the executive officer is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or stock-settled SARs or the vesting of restricted stock or RSUs, in each case netted to pay any exercise price or withholding taxes; provided, that for the three-year transition period ended November 12, 2012, executive officers were required to retain 33 1/3% of the net shares received if they were not above the applicable guidelines. Failure to meet or, in unique circumstances, to show sustained progress toward meeting these stock ownership guidelines may be a factor considered by the Compensation Committee in determining future long-term incentive equity grants and/or appropriate levels of incentive compensation. All of the executive officers have complied with their obligations under the guidelines.

The guideline for the directors is three times the amount of the annual retainer paid to directors, calculated using the annual retainer as of the later of the date the guidelines were adopted and the date the director is elected to the Board. It is anticipated that directors should be able to achieve the guidelines within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. All of the directors have complied with their obligations under the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2012, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this Proxy Statement beginning on page 42, the Compensation Committee has structured the Company’s executive compensation programs, among other things, to achieve the following key objectives:

•	Drive high performance to achieve financial goals and create long-term stockholder value;

•	Reflect the strong team-based culture of the Company; and

•

Provide compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent.

The Company’s executive compensation programs promote these objectives by providing a large portion of executive pay via “at-risk” vehicles. A large majority of Mr. Jeffries’ compensation is “at risk” (in the form of equity grants and performance-based awards under the Company’s 2007 LTIP) and dependent on the Company’s ability to grow and sustain total stockholder return. Under his 2008 employment agreement, Mr. Jeffries will only earn additional semi-annual equity grants if the market price of the Company’s Common Stock during each semi-annual measurement period increases beyond the previous “high-water mark” achieved since December 2008, adjusted for cash dividends, and then only after accounting for any cash compensation paid to or earned by Mr. Jeffries and any increase in Mr. Jeffries’ pension benefits. Mr. Jeffries earned no semi-annual grants for Fiscal 2012 because the total stockholder return for each of the two semi-annual measurement periods did not increase above the previous “high-water mark” achieved during the term of Mr. Jeffries’ employment agreement.

For the remaining named executive officers, the majority of their compensation is provided in annual cash incentives contingent upon Company financial performance and long-term equity incentives, including SARs, performance-based RSUs and PSAs, that provide an incentive to create long-term stockholder value. The Company fosters a team-based approach and an environment of cooperation by tying both annual cash incentive compensation and long-term equity compensation to the financial results of the Company as a whole. Due to the Company’s Fiscal 2012 performance, the named executive officers received cash incentive payments that were at

96% of the aggregate target payouts, on an annualized basis. Cash incentive payments were made at 59% of target for Spring 2012 when we partially met our operating income goals, and 121% of target for Fall 2012 when we exceeded our operating income goals. In addition, the Executive Vice Presidents earned 200% of the target PSAs granted, the maximum number available, because our adjusted diluted EPS for Fiscal 2012 exceeded the maximum growth goal.

We believe that we have listened to our stockholders’ messages at the 2011 and 2012 Annual Meetings of Stockholders and in subsequent engagement and responded in a meaningful and appropriate manner. In response to the feedback we received from our stockholders and the results of the “Say on Pay” vote in 2011, in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in achieving the Company’s key objectives of driving high performance and creating long-term stockholder value, the Compensation Committee made several changes to the design of our executive compensation program for Fiscal 2012. As a result of further discussions with stockholders in Fiscal 2012 and the “Say on Pay” vote in 2012, the Compensation Committee continued to implement these changes and has made further revisions.

•

During Fiscal 2012, PSAs were added to the mix of the long-term equity incentives granted to the Executive Vice Presidents, with awards earned only if adjusted diluted EPS growth targets are achieved. For Fiscal 2013, the Compensation Committee increased the proportion of PSAs and SARs in the mix of long-term incentives to approximately 70% of the total value for the Executive Vice Presidents, and included PSAs in the mix of long-term incentives for officers below the Executive Vice President level.

•

Over time, the Compensation Committee expects that performance-based awards, in the form of PSAs and SARs, will continue to increase as a percentage of the total value of the long-term incentives granted to the Executive Vice Presidents.

•

Beginning with the long-term incentive awards made in March 2012, the Compensation Committee approved and implemented a “scorecard” approach which combines both objective criteria and subjective assessment to determine the number of SARs and RSUs to be granted to the Executive Vice Presidents under our fixed share guidelines. These criteria are intended to provide greater transparency to the Compensation Committee’s decision-making process for determining the size of equity grants to the Executive Vice Presidents. After reviewing the Company’s results against the performance criteria, the Compensation Committee approved equity grants at the “target” level for Fiscal 2013 (based on Fiscal 2012 performance), even though the “scorecard” rating indicated an “above-target” award.

•

On May 7, 2012, Mr. Jeffries’ employment agreement was amended (at no cost to the Company) to provide that 80% of the total fair value of any semi-annual equity grants earned during the remaining term of his employment agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. Any RSUs earned will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents, as well as the time-based vesting requirements specified in the CEO’s employment agreement.

•

Effective in Fiscal 2013, the Compensation Committee has revised the performance periods under the Incentive Compensation Performance Plan (cash incentive plan) to provide that awards are eligible to be earned based on an annual performance period, rather than two semi-annual periods.

•

The Compensation Committee revised the Company’s compensation peer group used during Fiscal 2012 and Fiscal 2013 to date to put the Company closer to the median of the group in terms of sales and to implement other changes based on size, business focus and location. At the end of Fiscal 2012, the Company was positioned at the 58th percentile in terms of sales and the 40th percentile in terms of market capitalization.

•

During Fiscal 2012, the Company reconstituted the Compensation Committee, which is now comprised entirely of directors who were not on the Board in December 2008, when the Company entered into the CEO’s current employment agreement.

•	For Fiscal 2012, the Compensation Committee hired a new independent compensation consultant who reports directly to the Compensation Committee, as did the prior consultant.

In recent years, the Company has made changes to its executive compensation programs to respond to stockholder input and to conform with “best practices”. During Fiscal 2010, the CEO’s employment agreement was amended (at no cost to the Company) to eliminate Internal Revenue Code Section 280G excise tax gross-up payments. The Company’s incentive plans are subject to a strict “clawback,” allowing the Company to seek repayment of any incentive amounts that were erroneously paid with no requirement of misconduct on the part of the plan participant before the clawback is triggered. Further, the Company has implemented stock ownership guidelines for all directors and executive officers and has imposed holding requirements and five-year cliff vesting on many of the equity awards granted to the CEO. The Company also prohibits associates (including the named executive officers) and directors from engaging in hedging activities with respect to, or pledging, any equity securities of the Company.

Stockholders are urged to read the “COMPENSATION DISCUSSION AND ANALYSIS” beginning on this page, which describes in more detail how the Company’s executive compensation policies and procedures achieve its compensation objectives, as well as the “Fiscal 2012 Summary Compensation Table” beginning on page 58 and related compensation tables, notes and narrative, which provide detailed information on the compensation of the named executive officers.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Abercrombie & Fitch Co. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Fiscal 2012 Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “Say on Pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation programs for Fiscal 2013 and future years. Taking into account the advisory vote of stockholders regarding the frequency of future advisory votes to approve executive compensation at our 2011 Annual Meeting of Stockholders, the Board’s current policy is to include an advisory resolution regarding approval of the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2014 Annual Meeting of Stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

Required Vote

The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will not be counted as votes “FOR” or “AGAINST” the proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information on our executive compensation programs and the amounts shown in the executive compensation tables that follow. In this Proxy Statement, the term “named executive officers” (sometimes referred to as “NEOs”) means the five individual executive officers named in the executive compensation tables that follow (and listed below). The compensation programs are governed by the Compensation Committee of the Board (“Compensation Committee” or “Committee”), which is comprised solely of independent directors of the Company.

The Company’s NEOs include the following individuals who served as executive officers of the Company throughout Fiscal 2012 and continue to serve:

•	Michael S. Jeffries, Chairman and CEO

•	Jonathan E. Ramsden, Executive Vice President and Chief Financial Officer (the “CFO”)

•	Diane Chang, Executive Vice President — Sourcing

•	Leslee K. Herro, Executive Vice President — Merchandise Planning, Inventory Management and Brand Senses

•	Ronald A. Robins Jr., Senior Vice President, General Counsel and Secretary

Executive Summary

The Company’s compensation programs are closely aligned with the Company’s performance, reflect best practices and are uniquely suited to fit our culture and our brands. The Company is operated with the objective of creating long-term value for stockholders and associates by delivering a unique customer experience, high-quality fashion forward apparel and an American lifestyle that is synonymous with our iconic global brands. We believe this strategy has been successful, as demonstrated by the fact that the Company’s results have translated into significant value for the Company’s stockholders since the initial public offering in 1996.

The Compensation Committee, in consultation with Company management and the Compensation Committee’s independent advisors, oversees the executive compensation and benefits program for the Company’s NEOs. The compensation program is comprised of a combination of base salary, annual incentive compensation, long-term incentives and associate benefits. The objective of the executive compensation program is to attract, motivate and retain key creative and management talent who thrive in the highly-competitive specialty retail industry. The executive compensation program is designed to encourage a high degree of teamwork and reward individuals for achieving challenging financial and operational objectives that we believe lead to the creation and sustaining of long-term stockholder value.

September 30, 1996 - January 31, 2013

Total Shareholder Return

ANF vs. S&P 500 vs. S&P Retail

Chart Data Source: S&P Research Insight

Fiscal 2012 — The Year in Review

During Fiscal 2012, the Company achieved strong earnings growth. The Company believes that it is on track in regard to its long-term strategy of leveraging the international appeal of its brands to build a highly profitable, sustainable, global business.

•	Total net sales grew 8% to $4.5 billion, including 36% growth in sales from the international business (including direct-to-customer) and 27% growth in the direct-to-consumer business.

•	Adjusted non-GAAP net income per diluted share* increased 16.5% to $2.90 in Fiscal 2012 from $2.49 in Fiscal 2011.

Due to the Company’s Fiscal 2012 performance, our NEOs received cash incentive payments that were at 96% of the aggregate target payouts, on an annualized basis. Cash incentive payments were made at 59% of target for Spring 2012 when we partially met our operating income goals, and 121% of target for Fall 2012 when we exceeded our operating income goals. In addition, the Executive Vice Presidents earned 200% of the target PSAs granted, the maximum number available, because our Fiscal 2012 adjusted diluted EPS exceeded the maximum growth goal relative to Fiscal 2011 adjusted diluted EPS. Once earned, the PSAs converted to RSUs, of which the first 33 1/3% vested in March 2013, and the remainder will vest in equal installments in Fiscal 2014 and Fiscal 2015, subject to continued employment with the Company and to the Company achieving positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014.

Compensation Program for the CEO for Fiscal 2012

Mr. Jeffries, the Company’s current Chairman and CEO, is effectively the “founder” of the modern day Abercrombie & Fitch due to his unique role and contributions during his more than 20-year tenure. In addition to his role as Chairman and CEO, he also functions as the brand visionary and chief creative talent for the Company. Under his leadership, the Company reinvented the Abercrombie & Fitch brand, created the Hollister, abercrombie and Gilly Hicks brands and launched a long-term international expansion plan. During Mr. Jeffries’ tenure, the Company’s market value has increased by approximately $4 billion since 1996 and has significantly outperformed the S&P 500 (as shown on the chart on page 43). To ensure the continuation of Mr. Jeffries’ service with the Company, the Board entered into a five-year employment agreement in December 2008, when his previous agreement expired. The current agreement is due to expire on February 1, 2014.

Under the 2008 employment agreement, a large majority of the CEO’s compensation is “at risk” (in the form of equity grants and performance-based awards under the Company’s 2007 LTIP) and dependent on the Company’s ability to grow and sustain total stockholder return. The Company believes that its arrangement with the CEO effectively aligns executive pay and Company performance.

The CEO’s base salary rate has not been increased since 2006. The CEO participates in the annual cash incentive compensation program on the same basis as other participants. The CEO is eligible to receive semi-annual equity grants under the 2008 employment agreement only when the Company’s total stockholder return for each semi-annual measurement period increases above the previous “high-water mark” achieved since the beginning of the employment agreement, adjusted for cash dividends, and then only after accounting for any cash compensation paid to or earned by the CEO and any increase in the CEO’s pension benefits. These semi-annual grants, in turn, only develop intrinsic value if, and then only to the extent that, the market price of the Company’s Common Stock increases beyond the market price of the Company’s Common Stock on the date of grant.

*	Adjusted to exclude charges for impairments of store-related long-lived assets with respect to Fiscal 2012, and for impairments and write-downs of store-related long-lived assets, charges related to store closures and lease exits and other charges associated with legal settlements and a change in intent regarding the Company’s auction rate securities (“auction rate securities charges”) for Fiscal 2011. In addition, a reconciliation of the GAAP financial measure of net income per diluted share to this non-GAAP financial measure is provided on page 28 of the Company’s Fiscal 2012 Form 10-K. As disclosed in the Company’s Fiscal 2012 Form 10-K, the Company changed its method of accounting for inventory from the lower of cost or market utilizing the retail method to the weighted average cost method (the “cost method”) effective in the fourth quarter of Fiscal 2012. The values above have been adjusted for this change and reflect the cost method of accounting for inventory.

As discussed beginning on page 43 under the caption “Fiscal 2012 — The Year in Review,” the Company achieved strong earnings growth in Fiscal 2012. Nevertheless, the CEO earned no semi-annual grants for Fiscal 2012 because the total stockholder return for each of the two semi-annual measurement periods did not increase above the previous “high-water mark” achieved during the term of his current employment agreement. During the remaining term of the current employment agreement, the Company’s stock price would need to increase to approximately $63 before Mr. Jeffries could become eligible to earn either of the two remaining semi-annual equity grants.

Following the 2012 Annual Meeting of Stockholders and discussions with several of its largest stockholders and other key stakeholders, the Company reported on a Form 8-K that the Compensation Committee and the CEO had entered into negotiations to amend the CEO’s employment agreement so that the CEO would forego any remaining semi-annual awards and instead be eligible to receive long-term incentive equity awards in connection with the normal cycle of annual grants. Because total stockholder return, as measured pursuant to the CEO’s employment agreement, did not increase above the previous “high-water mark” achieved during either the August 2012 measurement period or the February 2013 measurement period, the CEO did not earn any semi-annual awards in respect of Fiscal 2012. He also did not receive any long-term equity award in March 2013 in connection with the normal cycle of annual grants. Based, in part, on the above and further discussions with some of the Company’s current and former stockholders subsequent to the filing of the Form 8-K, the Compensation Committee and the CEO did not pursue a further amendment to the CEO’s employment agreement. If it appears that the CEO could be eligible to receive one or both of the semi-annual awards that may be granted during the remaining term of the existing employment agreement, the Compensation Committee and the CEO may renew discussions regarding an alternative to the semi-annual awards.

As reported in the “Fiscal 2012 Summary Compensation Table,” for Fiscal 2012, total direct compensation (base salary, annual incentive compensation and long-term incentives) to Mr. Jeffries was as follows:

CEO Fiscal 2012 Total Direct Compensation

Base Salary	$1,528,846	Annual base salary rate of $1,500,000 unchanged since 2006 — amount earned reflects 53-week fiscal year
Annual Incentive Compensation (cash)	$1,731,600	Target level unchanged from Fiscal 2011
Long-Term Incentives (equity)	$0	No semi-annual grants awarded, as a result of Company performance, per the terms of CEO’s employment agreement

Consideration of Last Year’s “Say on Pay” Vote

After the Company’s 2012 Annual Meeting of Stockholders, the Compensation Committee and the Board reviewed the results of the stockholder advisory vote on executive compensation related to Fiscal 2011 compensation actions and decisions for the CEO and the other named executive officers.

Taking into account the results of the 2011 and 2012 “Say on Pay” votes, we have continued our ongoing dialogue with our stockholders. During Fiscal 2011 and Fiscal 2012, the Company met with stockholders who, in the aggregate, as of the time of the engagement, represented well over 50% of the shares voted at the 2012 Annual Meeting of Stockholders. These meetings were with members of management and, in several cases, with members of the Compensation Committee and the Board. Since the 2012 Annual Meeting of Stockholders, members of management and the Board have held a number of face-to-face and telephonic meetings with current and former stockholders. The Company expects to continue such meetings prior to the 2013 Annual Meeting of Stockholders and, as a matter of policy and practice, fosters and encourages engagement with our stockholders on compensation matters.

In response to the feedback we received from our stockholders and the results of the “Say on Pay” vote in 2011, in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in achieving the Company’s key objectives of driving high performance and creating long-term stockholder value, the Compensation Committee made several changes to the design and disclosure of our executive compensation program for Fiscal 2012. As a result of further discussions with stockholders in Fiscal 2012 and the “Say on Pay” vote in 2012, the Compensation Committee continued to implement these changes and has made further revisions, as discussed below:

•

During Fiscal 2012, the Compensation Committee added PSAs to the mix of long-term incentives granted to the Executive Vice Presidents, with awards earned only if adjusted diluted EPS growth targets are achieved. For Fiscal 2013, the Compensation Committee increased the proportion of PSAs and SARs in the mix of long-term incentives to approximately 70% of the total value for the Executive Vice Presidents, and included PSAs in the mix of long-term incentives for officers below the Executive Vice President level.

Grant Date Value of Long-Term Incentives

Granted to Executive Vice Presidents

•

Over time, the Compensation Committee expects that performance-based awards, in the form of PSAs and SARs, will continue to increase as a percentage of the total value of the long-term incentives granted to the Executive Vice Presidents.

•

Beginning with the long-term incentive awards made in March 2012, as discussed on page 52 under the caption “Long-Term Equity Incentives in Fiscal 2013 for NEOs other than the CEO,” the Compensation Committee approved and implemented a “scorecard” approach which combines both objective criteria and subjective assessment to determine the number of SARs and RSUs to be granted to the Executive Vice Presidents under our fixed share guidelines. These criteria are intended to provide greater transparency to the Compensation Committee’s decision-making process for determining the size of equity grants to the Executive Vice Presidents. After reviewing the Company’s results against the performance criteria, the Compensation Committee approved equity grants at the “target” level for Fiscal 2013 (based on Fiscal 2012 performance), even though the “scorecard” rating indicated an “above-target” award.

•

During Fiscal 2012, the Compensation Committee negotiated an amendment to the CEO’s employment agreement (at no additional cost to the Company) to provide that 80% of the total value of any semi-annual equity grants earned during the remaining term of his employment agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. Any RSUs earned will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents, as well as the time-based vesting requirements specified in the CEO’s employment agreement.

•

Effective in Fiscal 2013, the Compensation Committee has revised the performance periods under the Incentive Compensation Performance Plan (cash incentive plan) to provide that awards are eligible to be earned based on an annual performance period, rather than two semi-annual periods.

•

The Compensation Committee revised the Company’s compensation peer group used during Fiscal 2012 and Fiscal 2013 to date to put the Company closer to the median of the group in terms of sales and to implement other changes based on size, business focus and location. At the end of Fiscal 2012, the Company was positioned at the 58th percentile in terms of sales and the 40th percentile in terms of market capitalization.

•

During Fiscal 2012, the Company reconstituted the Compensation Committee, which is now comprised entirely of directors who were not on the Board in December 2008, when the Company entered into the CEO’s current employment agreement.

•	For Fiscal 2012, the Compensation Committee hired a new independent compensation consultant who reports directly to the Compensation Committee, as did the prior consultant.

Best Practices

The following compensation decisions and practices demonstrate how the Company’s executive compensation program reflects best practices and reinforces the Company’s culture and values:

•	Emphasis on At-Risk Pay — For NEOs, the majority of their total compensation is contingent upon Company financial performance and appreciation in the market price of the Company’s Common Stock.

•

CEO Pay for Performance Arrangements — A large majority of the CEO’s annual compensation is in the form of long-term incentive awards and dependent on the Company’s ability to grow and sustain total stockholder return. Pursuant to his employment agreement, he is only entitled to receive additional performance-based semi-annual equity awards if the market price of the Company’s Common Stock during each semi-annual measurement period increases beyond that of the previous “high-water mark” achieved since December 2008. The Company believes that the compensation results over the past several years provide evidence of the pay for performance link in the CEO’s employment agreement. In Fiscal 2011, the CEO received two semi-annual awards based on increases in total stockholder return, as measured pursuant to the terms of the CEO’s employment agreement, over the then-existing “high-water mark” achieved. Following such awards, the market price of the Company’s Common Stock declined from the market price on the grant date of the semi-annual awards, with the result that these two equity awards had no intrinsic value as of the date of the Proxy Statement for the 2012 Annual Meeting of Stockholders (and continue not to have any intrinsic value through the date of this Proxy Statement) and (2) the CEO was not entitled to receive any semi-annual awards in Fiscal 2012.

•

CEO Holding Requirements — The CEO is subject to mandatory holding periods beyond the completion of his employment agreement with respect to a substantial portion of the long-term incentive awards he has received under his employment agreement.

•

No Excise Tax Gross-Up Payments —  On January 28, 2011, the CEO’s employment agreement was amended to provide that the CEO will no longer be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code. Similarly, no other NEO is eligible for such payments.

•

Stock Ownership Guidelines — The Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009.

•

Clawback Policy — Each of the plans pursuant to which annual and long-term incentive compensation may be paid to the Company’s executive officers includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid, without any requirement of misconduct on the part of the plan participant.

•

Derivatives and Hedging Policy — The Company prohibits associates (including the NEOs) and directors from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•	Policy Against Pledging — The Company prohibits associates (including the NEOs) and directors from pledging any equity securities of the Company held by them.

Compensation Objectives

The Company operates in the fast-paced and highly-competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talents who thrive in this environment. The Company sets high goals and expects superior performance from these individuals. The Company’s executive compensation structure is designed to support this culture. As such, the Company’s executive compensation and benefit programs are designed to:

•	Drive high performance to achieve financial goals and create long-term stockholder value;

•	Reflect the strong team-based culture of the Company; and

•

Provide compensation opportunities that are competitive with those offered by similar specialty retail organizations and other companies with which the Company competes for high caliber executive talent.

Elements of Compensation Program

The Company’s compensation program consists of the following elements:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•

Annual Incentive Compensation Performance Plan — variable pay that is designed to reward the attainment of short-term business goals, with target award opportunities expressed as a percentage of base salary;

•

Long-Term Incentive Program — stock-based awards tied to increases in stockholder value over longer periods of time, achievement of operating objectives and retention that are intended to align the interests of associates to those of stockholders; and

•	Benefits — additional programs offered to attract and retain capable associates.

Fiscal 2012 Compensation Actions

Base Salary

NEO base salaries reflect the Company’s operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers and salaries paid for comparable positions within an identified compensation peer group. No specific goals or weighting is applied to the factors considered in setting the level of base salary, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

The Compensation Committee did not award a base salary increase to the CEO as his base salary was determined pursuant to his 2008 employment agreement. With respect to the other NEOs, in Fiscal 2012, the Company approved certain merit increases, consistent with an aggregate (Company-wide) base salary increase budget of 3%. In establishing this budget and approving the increases, the Compensation Committee reviewed market data on projected base salary increases published by numerous sources including Hay Group and WorldatWork. These increases were based upon a variety of factors, discussed above, and were primarily driven by each of the NEO’s performance ratings and market comparisons. The NEOs other than the CEO received the following base salary increases during Fiscal 2012:

NEO	Base Salary Prior to Increase	Base Salary After Increase	% Change	Effective Date
Jonathan E. Ramsden	$750,000	$770,000	2.7%	March 25, 2012
Diane Chang	$980,000	$995,000	1.5%	March 25, 2012
Leslee K. Herro	$980,000	$995,000	1.5%	March 25, 2012
Ronald A. Robins Jr.	$462,500	$480,000	3.8%	March 25, 2012

Annual Cash Incentive Compensation Plan

The Incentive Compensation Performance Plan (the “Incentive Plan”), re-approved by stockholders at the 2012 Annual Meeting of Stockholders, is designed to focus on and reward short-term operating performance. It is the broadest of the Company’s management incentive programs with eligibility approaching 1,000 participants, including the CEO and the other NEOs.

The Incentive Plan has target incentive levels, expressed as a percentage of base salary, for each level of eligible associate. Each participant in the Incentive Plan is assigned to an incentive level based on his/her position within the Company, with more senior positions having more pay “at risk”. The annual incentive level for each associate is determined in conjunction with the other principal elements of compensation (base salary and long-term incentives) by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers and salaries paid for comparable positions within an identified compensation peer group. No specific goals or weighting is applied to the factors considered in setting the incentive level for the NEOs, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

Awards under the Incentive Plan vary based upon the performance of the Company relative to the goals set by the Compensation Committee at the beginning of each fiscal period. The maximum incentive opportunity that can be earned under the Incentive Plan is two times the target award, for the achievement of outstanding performance. For performance falling in between the “threshold,” “target” and “maximum” performance levels, the Company awards incentive payout amounts which are determined on an interpolated basis. For performance falling below the “threshold” performance level, no incentive payouts are made.

The table below shows the potential payouts for Fiscal 2012 to the NEOs under the Incentive Plan, as a percentage of base salary:

NEO	Minimum Annual Incentive as a % of Base Salary	Payout at Threshold Performance as a % of Base Salary	Target Annual Incentive as a % of Base Salary	Maximum Annual Incentive as a % of Base Salary
Michael S. Jeffries	0%	30.00%	120%	240%
Jonathan E. Ramsden	0%	20.00%	80%	160%
Diane Chang	0%	22.50%	90%	180%
Leslee K. Herro	0%	22.50%	90%	180%
Ronald A. Robins Jr.	0%	11.25%	45%	90%

For Fiscal 2012, the Company’s Incentive Plan was divided into two six-month periods that correspond to the Company’s major seasons, February through July (the “Spring” season) and August through January (the “Fall” season). Each participant’s annual incentive opportunity was divided into two performance periods — the target incentive payout for the Spring season equaled 40% of the annual incentive target opportunity and the target incentive payout for the Fall season equaled 60% of the annual incentive target opportunity. The split in the annual incentive target opportunity was based on historical seasonality of operating results going back several years.

Consistent with compensation best practices, beginning with Fiscal 2013, the annual incentive opportunity which may be earned by participants in the Incentive Plan will be based on an annual performance period, rather than two semi-annual periods.

The Compensation Committee administers the Incentive Plan in a manner such that payments under the Incentive Plan qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

For Fiscal 2012, the Incentive Plan rewarded participants for the achievement of seasonal financial performance goals. Consistent with Fiscal 2011, the Company performance measure for both the Spring 2012 and the Fall 2012 seasons was operating income. The metrics and actual results for each performance period were as follows:

	Spring 2012 Metric ($000s)
	Below Threshold		Threshold	Target	Maximum	Actual(1)
% Payout		0%	25%	100%	200%	59%
Operating Income	Below $	10,000	$10,000	$61,991	$110,000	$33,286

	Fall 2012 Metric ($000s)
	Below Threshold		Threshold	Target	Maximum	Actual(1)(2)
% Payout		0%	25%	100%	200%	121%
Operating Income	Below $	250,000	$250,000	$360,000	$520,000	$393,500

(1)

As disclosed in the Company’s Fiscal 2012 Form 10-K, the Company changed its method of accounting for inventory from the lower of cost or market utilizing the retail method to the cost method effective in the fourth quarter of Fiscal 2012. The values above have not been adjusted for this change and reflect the retail method of accounting for inventory.

(2)	Actual operating income is adjusted to add back impairment charges of $7.4 million consistent with the Incentive Plan provisions and with the basis on which the performance goals were set.

The Incentive Plan gives the Compensation Committee members discretion to adjust cash incentive payouts downward based on their business judgment. However, the Compensation Committee may not adjust cash incentive payouts upward under the terms of the Incentive Plan. No discretionary adjustments were made for Fiscal 2012.

Long-Term Equity Incentives

Long-Term Equity Incentives in Fiscal 2012 for the CEO

Under the 2008 employment agreement, as discussed above, the CEO’s compensation program is structured so that a large majority of his compensation depends on the Company’s ability to grow and sustain total stockholder return. The CEO only earns additional performance-based semi-annual equity awards if the market price of the Company’s Common Stock during each semi-annual measurement period increases beyond that achieved during any previous semi-annual measurement period since December 2008, adjusted for cash dividends, and then only after accounting for any cash compensation paid to or earned by the CEO and any increase in the CEO’s pension benefits. The CEO earned no semi-annual grants for Fiscal 2012 because the total stockholder return for each of the two semi-annual measurement periods did not increase above the previous “high-water mark” achieved during the term of his current employment agreement.

During Fiscal 2012, the CEO’s employment agreement was amended to provide that 20% of the total value of any semi-annual equity grants made during the remaining term of his employment agreement will be awarded in the form of RSUs that will be subject to the same target and threshold adjusted diluted EPS growth objectives that apply to the PSAs granted to the Executive Vice Presidents, in addition to the time-based vesting requirements specified in the CEO’s employment agreement.

Additionally, the CEO is subject to mandatory holding periods beyond the completion of his employment agreement for a significant portion of the equity awards he has received under his current employment agreement. The material terms of the employment agreement are provided in the section captioned “Employment Agreement with Mr. Jeffries” beginning on page 60.

Long-Term Equity Incentives in Fiscal 2012 for NEOs other than the CEO

Long-term incentives are used to balance the short-term focus of the Incentive Plan by tying a significant portion of total compensation to performance achieved over multi-year periods. Under the 2005 LTIP, which was approved by stockholders at the 2005 Annual Meeting of Stockholders, and the 2007 LTIP, which was approved by stockholders at the 2007 Annual Meeting of Stockholders and amended and restated with the approval of stockholders at the 2011 Annual Meeting of Stockholders, the Compensation Committee may grant a variety of long-term incentive vehicles, including stock options, SARs, RSUs, and PSAs. For the Executive Vice Presidents, in Fiscal 2012, the Company granted a combination of performance-based RSUs, SARs and PSAs. Our Senior Vice President, General Counsel and Secretary was granted a combination of RSUs and SARs. The combination of the types of awards provides a balance between retention (through RSUs), long-term stock price appreciation (through SARs) and the achievement of pre-determined Company performance goals (through PSAs).

The mix of long-term incentives granted to the Executive Vice Presidents in Fiscal 2012 and Fiscal 2013 is shown below. In Fiscal 2013, the mix of awards has been adjusted so that a higher proportion of the grant is in the form of PSAs. Over time, the Compensation Committee expects that performance-based awards, in the form of PSAs and SARs, will continue to increase as a percentage of the total value of the long-term incentives granted to the Executive Vice Presidents.

Grant Date Value of Long-Term Incentives

Granted to Executive Vice Presidents

Target long-term incentive award levels are set by position level based on the Company’s assessment of what is required to attract and retain critical talent as well as information on compensation levels paid for comparable positions within the compensation peer group identified on page 55 and industry survey data. The target long-term incentive award levels are expressed in terms of fixed numbers of shares. The advantage of fixed share guidelines is that it allows the Company to control share usage and dilution more closely than target grant value guidelines, particularly given the volatility of the price of the Company’s Common Stock. Fixing the number of shares has meant that the grant value of these long-term incentive awards has changed significantly from year to year and automatically aligns with changes in total stockholder value – being relatively higher when the price of the Company’s Common Stock is higher at the time of grant and lower when the Common Stock price is relatively lower.

Performance Share Awards. Beginning with awards made to Executive Vice Presidents in Fiscal 2012, the Company added PSAs to the long-term incentive mix. The number of PSAs earned would vary from 0% to 200%

of target, depending on the level of growth of Fiscal 2012 adjusted diluted EPS over Fiscal 2011 adjusted diluted EPS and the achievement of positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014. The Executive Vice Presidents earned 200% of the target PSAs granted in Fiscal 2012, the maximum number available, because our adjusted diluted EPS exceeded the maximum growth goal. Once earned, the PSAs converted to RSUs, of which the first 33 1/3% vested in March 2013 with the remainder to vest in equal installments in Fiscal 2014 and Fiscal 2015, subject to continued employment with the Company and to the Company achieving positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014.

For Fiscal 2012, the metrics and actual results were as follows:

Fiscal 2012 Metrics — Retail Method(1)

	Below Threshold	Threshold	Target	Maximum	Actual
% Payout	0%	50%	100%	200%
Adjusted Diluted EPS	Below $2.43	$2.43	$2.60	$2.77	$3.22
% Growth Over Prior Year Adjusted Diluted EPS	Less than 5%	5%	12.5%	20%	39%

(1)

As disclosed in the Company’s Fiscal 2012 Form 10-K, the Company changed its method of accounting for inventory from the lower of cost or market utilizing the retail method to the cost method effective in the fourth quarter of Fiscal 2012. The values above have not been adjusted for this change and reflect the retail method of accounting for inventory. In addition, values exclude charges for impairments of store-related long-lived assets with respect to Fiscal 2012, and charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and lease exits, charges associated with legal settlements and auction rate securities charges for Fiscal 2011.

Restricted Stock Units. Beginning with awards made to Executive Vice Presidents who were NEOs on the Fiscal 2008 grant date, the Company added a performance component to the vesting schedule for RSUs. Subject to continued employment with the Company, performance-based RSUs granted in Fiscal 2012 to Executive Vice Presidents will vest 25% a year beginning on the first anniversary of the grant date provided the Company’s adjusted non-GAAP net income is positive for the year ended immediately preceding the date the installment is to vest. If this performance hurdle is not met, the RSUs will not vest in accordance with the vesting schedule for that year. The Executive Vice Presidents have the opportunity to earn back this unvested portion of the award if the cumulative performance criteria are met in a subsequent year, subject to continued employment with the Company. The Compensation Committee retains the right to adjust equity vesting schedules for specific circumstances.

Portions of the RSU grants that were made in Fiscal 2008 to Mr. Ramsden, Ms. Chang and Ms. Herro did not vest as a result of the Company’s performance. The 2008, 2009 and 2011 targets for Ms. Chang’s and Ms. Herro’s awards were not satisfied; therefore, 75% of their respective Fiscal 2008 grants was forfeited. The 2009 target for Mr. Ramsden’s award was not satisfied; therefore, 25% of his Fiscal 2008 grant was forfeited.

RSUs granted in Fiscal 2012 to the Senior Vice President, General Counsel and Secretary vest according to a back-loaded schedule, with 10% vesting on the one-year anniversary of the grant date, an additional 20% on the two-year anniversary of the grant date, an additional 30% on the three-year anniversary of the grant date and the final vesting 40% on the four-year anniversary of the grant date, subject to continued employment with the Company.

Stock Appreciation Rights. The SARs granted to our NEOs in Fiscal 2012 vest 25% a year over four years beginning on the one-year anniversary of the grant date, subject to continued employment with the Company.

Long-Term Equity Incentives in Fiscal 2013 for NEOs other than the CEO

During Fiscal 2012, the Compensation Committee approved and implemented a “scorecard” approach which combines both objective criteria and subjective assessment to determine the actual number of SARs and RSUs to be granted to the Executive Vice Presidents under our fixed share guidelines. These criteria are intended to provide greater transparency to the Compensation Committee’s decision-making process for determining the size of equity grants. A range of 80% to 120% of the target number of SARs and RSUs was eligible to be awarded by the Committee depending on Company and individual performance criteria. These criteria include an assessment by the Compensation Committee of the Company’s prior year’s performance based on adjusted diluted EPS growth and total sales growth against long-term targets and against the performance of peer retail companies. In addition, the CEO’s assessment of the individual performance of each Executive Vice President is considered by the Committee. No weightings apply to the factors considered in setting the target long-term incentive award level for each associate, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

The objective criteria, which were established in March 2012 with respect to Fiscal 2012 performance, were considered by the Compensation Committee following the end of Fiscal 2012, in connection with the Fiscal 2013 equity grants. The objective criteria and the Company’s actual performance against the criteria for Fiscal 2012 are described in the table below:

Metric	Fiscal 2012 Target	Fiscal 2012 Result
Adjusted Diluted EPS Growth *	12.5% over Fiscal 2011	39% over Fiscal 2011
Net Sales Growth	10% over Fiscal 2011	8% over Fiscal 2011
Relative Financial Performance (Adjusted Diluted EPS Growth) *	50th — 75th percentile of comparator companies	90th percentile
Relative Financial Performance (Net Sales Growth)	50th — 75th percentile of comparator companies	62nd percentile
Individual Performance Assessment	Excellent	Outstanding; above target
Overall Score:		Above target

*	Adjusted diluted EPS excludes charges for impairments of store-related long-lived assets with respect to Fiscal 2012, and charges for impairments and write-downs of store-related long-lived assets, charges related to store closures and leases exits, charges associated with legal settlements and auction rate securities charges for Fiscal 2011. As disclosed in the Company’s Fiscal 2012 Form 10-K, the Company changed its method of accounting for inventory from the lower of cost or market utilizing the retail method to the cost method effective in the fourth quarter of Fiscal 2012. The values above have not been adjusted for this change and reflect the retail method of accounting for inventory.

After considering the performance against the pre-set objective criteria, as well as subjective criteria, overall compensation and historic practice, the Compensation Committee determined to grant (in March 2013) 100% of the target number of shares indicated under our fixed share guidelines, even though the “scorecard” rating indicated an “above-target” award.

Equity Grant Policy

The Compensation Committee follows an Equity Grant Policy pursuant to which it reviews and approves individual grants for the NEOs, as well as the total number of shares covered by PSAs, RSUs and SARs granted to all associates. The annual equity grants typically are reviewed and approved at the Compensation Committee’s regular March meeting. The grant date for these annual grants is the date of the Compensation Committee meeting at which they are approved. Administration of PSA, RSU and SAR awards is managed by the Company’s human resources department with specific instructions related to timing of grants given by the Compensation Committee. The Company has no intention, plan or practice to select annual grant dates for NEOs in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified Abercrombie & Fitch Co. Savings and Retirement Plan (the “401(k) Plan”), the Company has a nonqualified deferred compensation plan, the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan (the “Nonqualified Savings and Supplemental Retirement Plan”), that allows members of senior management to defer a portion of their compensation over and above the Internal Revenue Service (“IRS”) limits imposed on the Company’s 401(k) Plan. The Company also makes matching and retirement contributions to the Nonqualified Savings and Supplemental Retirement Plan on behalf of the participants. Company contributions have a five-year vesting schedule. The Nonqualified Savings and Supplemental Retirement Plan allows participants the opportunity to save and invest their own money on a similar basis (as a percentage of their compensation) as other associates under the 401(k) Plan. Furthermore, the Nonqualified Savings and Supplemental Retirement Plan is competitive, and the Company’s contribution element provides retention value. The Company’s Nonqualified Savings and Supplemental Retirement Plan is further described and Company contributions and the individual account balances for the NEOs are disclosed under the section captioned “Nonqualified Deferred Compensation” beginning on page 65. The Company provides a separate Supplemental Executive Retirement Plan to the Company’s Chairman and CEO, the material provisions of which are described under the section captioned “Pension Benefits” on page 65. The increase for Fiscal 2012 in the actuarial present value in respect of Mr. Jeffries’ accumulated benefit under his Supplemental Executive Retirement Plan was due to an increase in Mr. Jeffries’ preceding 36-month average compensation (base salary and actual annual incentive as averaged over the last 36 consecutive full months ending prior to his retirement and not including any “stay bonus” paid pursuant to Mr. Jeffries’ prior employment agreement), and a decrease in the discount rate used in the calculation.

The Company offers a life insurance benefit for all full-time associates equal to two times base salary. For Vice Presidents and above, the death benefit is set at four times base salary, up to a maximum of $2,000,000.

The Company offers a long-term disability benefit to all full-time associates which covers 60% of base salary for the disability period. In addition, the Company offers an Executive Long-Term Disability Plan for all associates earning over $200,000 in base salary which covers an additional 15% of base salary and 75% of target annual cash incentive compensation for the disability period.

The Company does not offer perquisites to its executive officers that are not widely available to all full-time associates, with the exception of the CEO, who is currently provided certain perquisites, including supplemental life insurance, personal security, and limited personal use of Company aircraft, as more fully described in the footnotes to the “Fiscal 2012 Summary Compensation Table” on page 58. At the time the CEO’s employment agreement was entered into or amended, as applicable, the Compensation Committee carefully considered the provision of these benefits, including personal aircraft use limited to $200,000 per year and personal security, and approved those benefits out of concern for the CEO’s safety and his extensive travel schedule.

Role of the Compensation Committee

In Fiscal 2012, Compensation Advisory Partners LLC (“CAP”) served as the Committee’s compensation consultant and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) served as the Committee’s independent outside counsel. The only services that CAP and Gibson Dunn perform for the Company are at the direction of the Compensation Committee. Neither CAP nor Gibson Dunn provided any services to the Company in Fiscal 2012 other than executive and director compensation consulting and advisory services. In this regard, the Compensation Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-associate directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.

The Compensation Committee has the right to terminate the services of the outside counsel and the compensation consultant at any time. While the Compensation Committee retains Gibson Dunn and CAP directly, Gibson Dunn and CAP interact with the Company’s Senior Vice President of Human Resources, the Company’s General Counsel and the Company’s CFO and their respective staffs in carrying out assignments in order to obtain compensation and performance data for the executive officers and the Company. In addition, the Compensation Committee’s advisors may, at their discretion, seek input and feedback from management of the Company regarding their work product prior to presentation to the Compensation Committee in order to confirm information is accurate or address other similar issues. Representatives from Gibson Dunn and CAP are present at all Compensation Committee meetings, and generally attend executive sessions of the Committee. Both firms provide independent perspectives on any management proposals. In August 2012 and November 2012, the Compensation Committee reviewed the factors specified in the NYSE listing standards and determined that CAP was independent and their work did not raise any conflict of interest.

Decisions regarding the compensation of the CEO and the other NEOs are made solely by the Compensation Committee, although it does receive input from its independent advisors and management of the Company. The CEO provides recommendations for the compensation of the other NEOs. The CEO also provides input regarding his own goals, targets and performance. The Compensation Committee often requests certain Company executive officers to be present at Compensation Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any decision-making.

Compensation and Benefits Structure

Pay Level  —  Determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the NEOs listed in the “Fiscal 2012 Summary Compensation Table” on page 58, are based on a number of factors, including each individual’s role and responsibilities within the Company, current compensation, experience and expertise, pay levels in the competitive market for similar positions, internal pay equity relationships including those between the executive officers and the CEO and the performance of the individual, his/her area of responsibility and the Company as a whole. The Compensation Committee approves the pay levels for all the executive officers. In determining the pay levels, the Compensation Committee considers all elements of compensation and benefits.

The primary data source used in setting competitive market levels for the NEOs is information publicly disclosed by the peer retail companies listed below, based on a comparison prepared annually by the independent compensation consultant to the Committee. The Compensation Committee does not precisely benchmark each NEO’s compensation to defined market level, but it does review market information as a general reference. In a given year, the Committee may engage in a more detailed review which may result in significant adjustments to a given executive officer’s compensation. Actual total compensation in a given year will vary above or below the individual’s target compensation levels based primarily on the attainment of overall Company financial goals and the creation of stockholder value.

The peer retail companies used by the Compensation Committee in determining the “competitive market” with respect to Fiscal 2012 compensation decisions are included in the table below. The peer group was revised in Fiscal 2012 to put the Company closer to the median of the group in terms of revenues and to implement other changes based on size, business focus and location. At the time the peer group was determined, in January 2012, the Company’s revenues approximated the peer group median and its market capitalization was positioned between median and the 75th percentile.

Aéropostale, Inc.	American Eagle Outfitters, Inc.	Ann Inc.
Coach, Inc.	Dick’s Sporting Goods, Inc.	Express, Inc.
Foot Locker, Inc.	Guess?, Inc.	The Jones Group Inc.
L Brands, Inc. (fka Limited Brands, Inc.)	Liz Claiborne, Inc.	Nordstrom, Inc.
PVH Corp.	Quiksilver, Inc.	Ralph Lauren Corporation
Ross Stores, Inc.	Saks Incorporated	Tiffany & Co.
Urban Outfitters, Inc.	V.F. Corporation	Williams-Sonoma, Inc.

At the end of Fiscal 2012, the Company was positioned at the 58th percentile in terms of sales and the 40th percentile in terms of market capitalization.

Employment Agreements, Severance and Change-in-Control Benefits

The Compensation Committee carefully considers the use and conditions of employment agreements. The Compensation Committee recognizes that, in certain circumstances, formal written employment contracts are necessary in order to successfully recruit and retain senior executive officers. Currently, only Mr. Jeffries, the CEO, has such an employment contract, the material provisions of which are described in the section captioned “Employment Agreement with Mr. Jeffries” beginning on page 60. The Compensation Committee believes it is in the best interest of the Company to ensure that Mr. Jeffries’ employment is secured through the use of a contract. Although the Company has existed for more than 100 years, Mr. Jeffries’ role is more akin to founder than a typical chief executive officer. His vision has transformed the Company into one of the most successful and widely-known specialty retailers.

All associates who participate in the Company’s stock-based compensation plans, including the NEOs (other than the CEO with respect to awards granted to him pursuant to his employment agreement), are entitled to certain benefits in the event of termination due to death or disability or a change in control as set forth in the plan documents for the Company’s stock-based compensation plans. The Compensation Committee and the CEO agreed to an amendment to the CEO’s employment agreement (entered into on January 28, 2011), pursuant to which the CEO has voluntarily agreed, for no compensation, that he will no longer be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code. The foregoing arrangements are discussed in further detail in the section captioned “Potential Payments Upon Termination or Change in Control” beginning on page 68.

Clawback Policy

As discussed above under the caption “Best Practices” on page 47, each of the plans pursuant to which annual and long-term incentive compensation is paid to the Company’s executive officers (i.e., the Incentive Plan, the 2005 LTIP and the 2007 LTIP) includes a stringent “clawback” provision, which allows the Company to seek repayment of any incentive amounts that were erroneously paid. Each of the plans provides that if (i) a participant (including one or more NEOs) has received payments under the plan pursuant to the achievement of a performance goal and (ii) the Compensation Committee determines that the earlier determination as to the achievement of the performance goal was based on incorrect data and in fact the performance goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of such payment would not have been paid given the correct data, then such portion of any such payment made to the participant must be repaid by such participant to the Company, without any requirement of misconduct on the part of the participant.

Stock Ownership Guidelines

As discussed above under the caption “Best Practices” on page 47, the Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all directors and executive officers effective as of November 12, 2009.

The guidelines for the executive officers are five times annual base salary for the CEO and one times annual base salary for the other executive officers. The guidelines are initially calculated using the executive officer’s base salary as of the later of the date the guidelines were adopted and the date the individual was first designated as an executive officer by the Board. The guidelines may be modified, at the discretion of the Nominating and Board Governance Committee, when an executive officer changes pay grade and otherwise from time to time. Until the amount contemplated by the guidelines is achieved, the executive officer is required to retain an amount equal to 50% of the shares received as a result of the exercise of options or stock-settled SARs or the vesting of restricted stock or RSUs, in each case netted to pay any exercise prior or withholding taxes; provided, that for the three-year transition period which ended November 12, 2012, executive officers were required to retain 33 1/3% of the net shares received if they were not above the applicable guidelines. All of the executive officers have complied with their obligations under the guidelines.

The guideline for the directors is three times the amount of the annual retainer paid to directors, calculated using the annual retainer as of the later of the date the guidelines were adopted and the date the director is elected to the Board. It is anticipated that directors should be able to achieve the guideline within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. All of the directors have complied with their obligations under the guidelines.

Compensation Considerations Related to Tax Deductibility under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the CEO and to each of the other three most highly compensated executive officers (excluding the CFO) whose compensation is required to be disclosed pursuant to Item 402 of SEC Regulation S-K. Section 162(m) exempts qualified performance-based compensation, among other things, from this deductibility limitation. However, the Compensation Committee’s policy is to maximize the deductibility of executive compensation, to the extent compatible with the needs of the business, as the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions (such as the determination of the base salary of the CEO and certain of the Executive Vice Presidents) that result in compensation expense that is not fully deductible under Section 162(m). Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect).

Compensation Considerations Related to Accounting

When determining amounts of long-term incentive grants to executive officers and associates, the Compensation Committee examines the accounting cost associated with the grants. Under U.S. generally accepted accounting principles, grants of options, SARs, RSUs, PSAs and other share-based payments result in an accounting charge for the Company. The Committee considers the accounting implications of the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation as well as the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

Michael E. Greenlees (Chair) Kevin S. Huvane Craig R. Stapleton

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2012, Fiscal 2011 and Fiscal 2010 in accordance with the rules promulgated by the SEC effective as of February 28, 2010.

Fiscal 2012 Summary Compensation Table

Name and Principal Position During Fiscal 2012	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option/SAR Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Michael S. Jeffries	2012	$1,528,846	$—	$—	$—	$1,731,600	$4,099,389	$800,538	$8,160,373
Chairman and Chief	2011	$1,500,000	$—	$—	$43,201,893	$1,188,000	$1,460,398	$719,182	$48,069,473
Executive Officer	2010	$1,500,000	$—	$—	$14,071,661	$2,329,200	$734,122	$4,609,925	$23,244,908
Jonathan E. Ramsden	2012	$781,346	$—	$1,615,095	$1,588,275	$588,816	$20,047	$152,708	$4,746,287
Executive Vice President	2011	$745,192	$—	$1,224,833	$1,560,300	$382,800	$10,616	$119,426	$4,043,167
and Chief Financial Officer	2010	$717,308	$—	$—	$2,378,600	$697,913	$2	$55,729	$3,849,552
Diane Chang	2012	$1,011,539	$—	$1,615,095	$1,588,275	$858,285	$61,476	$217,805	$5,352,475
Executive Vice	2011	$977,116	$—	$1,224,833	$1,560,300	$573,210	$38,751	$167,827	$4,542,037
President — Sourcing	2010	$955,246	$—	$—	$2,378,600	$1,053,212	$779	$109,635	$4,497,472
Leslee K. Herro	2012	$1,011,539	$—	$1,615,095	$1,588,275	$858,285	$87,871	$212,682	$5,373,747
Executive Vice President —	2011	$977,116	$—	$1,224,833	$1,560,300	$573,210	$57,166	$162,965	$4,555,590
Merchandise Planning, Inventory Management and Brand Senses	2010	$955,246	$—	$—	$2,378,600	$1,053,212	$1,187	$109,008	$4,497,253
Ronald A. Robins Jr.	2012	$486,202	$—	$304,952	$235,300	$205,934	$2,642	$78,011	$1,313,041
Senior Vice President,	2011	$460,096	$—	$317,676	$156,030	$133,650	$992	$40,079	$1,108,523
General Counsel and Secretary	2010	$429,077	$—	$—	$—	$216,048	$1	$22,620	$667,746

(1)	The amounts included in the “Salary” column for Fiscal 2012 reflect a 53-week fiscal year.

(2)

The amounts included in the “Stock Awards” column represent the grant date fair value related to PSAs and RSUs granted to the NEOs, computed in accordance with U.S. generally accepted accounting principles. The PSAs and RSUs that were granted to the Executive Vice Presidents will only deliver monetary value if the performance-based criteria to which they are subject are achieved. For a discussion of valuation assumptions, see “Note 5. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2012 Form 10-K. The actual number of PSAs and RSUs granted in Fiscal 2012 is shown in the “Fiscal 2012 Grants of Plan-Based Awards” table beginning on page 59. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown do not necessarily reflect the actual value received or to be received by the NEOs.

(3)

The amounts included in the “Option/SAR Awards” column represent the grant date fair value related to SARs granted to the NEOs, computed in accordance with U.S. generally accepted accounting principles. The SARs that were granted to the NEOs will only deliver monetary value if the price of the Company’s Common Stock increases beyond the grant price after the awards vest. For a discussion of valuation assumptions, see “Note 5. Share-Based Compensation” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2012 Form 10-K. The actual number of SARs granted in Fiscal 2012 is shown in the “Fiscal 2012 Grants of Plan-Based Awards” table beginning on page 59. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown do not necessarily reflect the actual value received or to be received by the NEOs.

(4)	Represents the aggregate of the performance-based incentive cash compensation for Spring and Fall selling seasons for each individual.

(5)

For all NEOs other than Mr. Jeffries, the amounts shown in this column for Fiscal 2012, Fiscal 2011 and Fiscal 2010 represent the above-market earnings on their respective Nonqualified Savings and Supplemental Retirement Plan balances. Above market-earnings is defined as earnings in excess of 120% of the monthly applicable federal long-term rate (AFR). The AFR for January 2013 was 2.74%.

For Mr. Jeffries, (i) the amount shown in this column for Fiscal 2012 represents above-market earnings of $219,518 on his Nonqualified Savings and Supplemental Retirement Plan balance plus the increase in actuarial present value of $3,879,871 in respect of Mr. Jeffries’ accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan; (ii) the amount shown in this column for Fiscal 2011 represents above-market earnings of $147,088 on his Nonqualified Savings and Supplemental Retirement Plan balance plus the increase in actuarial present value of $1,313,310, in respect of his accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan; and (iii) the amount shown in this column for Fiscal 2010 represents above-market earnings of $3,137 on his Nonqualified Savings and Supplemental Retirement Plan balance plus the increase in actuarial present value of $730,985 in respect of his accumulated benefit under the Chief Executive Officer Supplemental Executive Retirement Plan.

(6)	The amounts shown in this column reflect All Other Compensation which included the following for Fiscal 2012:

All Other Compensation Table

Name	Company Contributions to 401(k) Plan(a)	Company Contributions to Nonqualified Savings and Supplemental Retirement Plan(b)	Life and Long-Term Disability Insurance Premiums Paid(c)	Personal Security	Personal Use of Company-Owned Aircraft		Total ($)
Michael S. Jeffries	$20,436	$355,225	$117,650	$107,227	$200,000	(d)	$800,538
Jonathan E. Ramsden	$19,453	$127,478	$5,777	$—	$—		$152,708
Diane Chang	$19,624	$185,292	$12,889	$—	$—		$217,805
Leslee K. Herro	$19,617	$185,292	$7,773	$—	$—		$212,682
Ronald A. Robins Jr.	$18,967	$53,145	$5,899	$—	$—		$78,011

a.

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s 401(k) Plan during Fiscal 2012.

b.

For each NEO, the amount shown in this column represents the aggregate amount of Company matching and supplemental contributions to his or her accounts under the Company’s Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2012.

c.	For each NEO, the amount shown in this column represents life and long-term disability insurance premiums paid for by the Company during Fiscal 2012.

d.

For Mr. Jeffries, the amount shown in this column for Fiscal 2012 represents the aggregate incremental cost of personal use of the Company-owned aircraft calculated according to applicable SEC guidance (the reported aggregate incremental cost is based on the direct costs associated with operating a flight, including fuel, landing fees, pilot and flight attendant fees, on-board catering and trip-related hangar costs and excluding the value of the disallowed corporate income tax deductions associated with the personal use of the aircraft. Due to the fact that the Company-owned aircraft is used primarily for business travel, the reported aggregate incremental cost excludes fixed costs which do not change based on usage, including depreciation and monthly management fees).

Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock-based incentive awards granted to the NEOs during Fiscal 2012.

Fiscal 2012 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs(3) (#)		Exercise or Base Price of Option/ SAR Awards(4) ($/SH)	Grant Date Fair Value per Share of Stock and Option/ SAR Awards	Grant Date Fair Value of Stock and Option/ SAR Awards(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Michael S. Jeffries	Spring	$180,000	$720,000	$1,440,000
	Fall	$270,000	$1,080,000	$2,160,000
Jonathan E. Ramsden	Spring	$60,000	$240,000	$480,000
	Fall	$92,400	$369,600	$739,200
	3/20/2012						21,500	(6)								$51.17	$1,100,084
	3/20/2012				2,500	(7)	5,000	(7)	10,000	(7)						$51.50	$515,011
	3/20/2012												67,500	(9)	$52.89	$23.53	$1,588,275
Diane Chang	Spring	$88,200	$352,800	$705,600
	Fall	$134,325	$537,300	$1,074,600
	3/20/2012						21,500	(6)								$51.17	$1,100,084
	3/20/2012				2,500	(7)	5,000	(7)	10,000	(7)						$51.50	$515,011
	3/20/2012												67,500	(9)	$52.89	$23.53	$1,588,275
Leslee K. Herro	Spring	$88,200	$352,800	$705,600
	Fall	$134,325	$537,300	$1,074,600
	3/20/2012						21,500	(6)								$51.17	$1,100,084
	3/20/2012				2,500	(7)	5,000	(7)	10,000	(7)						$51.50	$515,011
	3/20/2012												67,500	(9)	$52.89	$23.53	$1,588,275
Ronald A. Robins Jr.	Spring	$20,813	$83,250	$166,500
	Fall	$32,400	$129,600	$259,200
	3/20/2012										6,000	(8)				$50.83	$304,952
	3/20/2012												10,000	(9)	$52.89	$23.53	$235,300

(1)

These columns show the potential cash payouts under the Company’s Incentive Plan for each of the Spring season and Fall season in Fiscal 2012. The first row for each NEO represents the potential payout at various levels for Spring, and the second row represents the potential payout at various levels for Fall. Refer to page 50 for the performance metrics related to the Incentive Plan. If threshold performance criteria are not satisfied, then the payouts for all associates, including the NEOs, would be zero. Actual amounts paid to the NEOs under the Incentive Plan for Fiscal 2012 are shown in the column titled “Non-Equity Incentive Plan Compensation” in the “Fiscal 2012 Summary Compensation Table” on page 58.

(2)	This column shows the number of RSUs granted in Fiscal 2012 under the Company’s 2005 LTIP.

(3)	This column shows the number of SARs granted in Fiscal 2012 under the Company’s 2005 LTIP.

(4)	This column shows the exercise price of the SARs granted to NEOs, which was the closing price of the Company’s Common Stock on the date of grant.

(5)

Represents the grant date fair value determined in accordance with U.S. generally accepted accounting principles. The grant date fair values for RSU awards are calculated using the closing price of the Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for SARs are calculated using the Black-Scholes value on the grant date. The grant date fair values for PSAs are calculated using the maximum number of PSAs which could be earned and the closing price of the Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period.

(6)

Represents RSUs granted in Fiscal 2012 under the Company’s 2005 LTIP that will vest, subject to continued employment with the Company, in four equal installments beginning on the first anniversary of the grant date, contingent upon the Company reporting a positive adjusted non-GAAP net income for the fiscal year ended immediately preceding the date the installment is to vest. Each NEO has the opportunity to earn back one or more installments of the award if the cumulative performance criteria are satisfied in a subsequent year, subject to continued employment with the Company.

(7)

Represents the threshold, target and maximum number of PSAs granted under the 2005 LTIP, which could be earned depending on whether the Company achieved growth of Fiscal 2012 adjusted diluted EPS over Fiscal 2011 adjusted diluted EPS of 5% (threshold), 12.5% (target) and 20% (maximum). Each of the Executive Vice Presidents earned 200% of the target PSAs granted, the maximum number available, because the Company’s Fiscal 2012 adjusted diluted EPS exceeded the maximum growth goal. Once earned, the PSAs converted to RSUs, of which the first 33 1/3% vested in March 2013 and the remaining 66 2/3% will vest 33 1/3% per year in Fiscal 2014 and Fiscal 2015 so long as the Company achieves positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014 and subject to continued employment with the Company.

(8)

The RSUs vest as to 10% on the one-year anniversary of the grant date, an additional 20% on the two-year anniversary of the grant date, an additional 30% on the three-year anniversary of the grant date and an additional 40% on the four-year anniversary of the grant date, subject to continued employment with the Company.

(9)	The SARs vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company.

Employment Agreement with Mr. Jeffries

On December 19, 2008, the Company entered into an employment agreement with Mr. Jeffries under which Mr. Jeffries serves as Chairman and CEO of the Company. The Jeffries Agreement replaced the prior employment agreement between Mr. Jeffries and the Company dated as of August 15, 2005, the term of which was to expire on December 31, 2008. The term of the Jeffries Agreement expires on February 1, 2014, unless earlier terminated in accordance with its terms, and as such has represented a long-term commitment from Mr. Jeffries to the Company. Under the Jeffries Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director.

The Jeffries Agreement provides for a base salary of $1,500,000 per year or such larger amount as the Compensation Committee may from time to time determine. The Jeffries Agreement provides for participation in the Company’s Incentive Plan as determined by the Compensation Committee. Mr. Jeffries’ annual target bonus opportunity is to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary.

In consideration for entering into the Jeffries Agreement, Mr. Jeffries received the Retention Grant of SARs covering 4,000,000 shares of the Company’s Common Stock awarded as follows: 40% of the total Retention Grant on December 19, 2008, 30% on March 2, 2009 and the remaining 30% on September 1, 2009. With respect to 50% of the SARs awarded on each grant date, the exercise price (base price) is equal to the fair market value of the Company’s Common Stock on the grant date, and with respect to the remaining SARs, the number of SARs was divided into four equal tranches of 12.5% each, and the exercise price (base price) for these tranches is equal to 120%, 140%, 160% and 180%, respectively, of the fair market value of the Company’s Common Stock on the grant date. The Retention Grant will vest in full on January 31, 2014; provided Mr. Jeffries remains continuously employed by the Company through that date, subject only to limited vesting acceleration under the severance provisions of the Jeffries Agreement. The Retention Grant expires on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for Cause (as defined on page 69 of this Proxy Statement). The Retention Grant is also subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries Agreement. Shares of Common Stock acquired pursuant to the Retention Grant (not including any shares of Common Stock sold or retained by the Company to fund the payment of the exercise price and/or any tax withholding obligation payable in connection with the exercise of all or any portion of the Retention Grant) are generally subject to transfer restrictions such that Mr. Jeffries must retain 50% of such shares until at least July 31, 2014 (six months following the end of the term of the Jeffries Agreement) and the remaining 50% until January 31, 2015 (twelve months following the end of the term of the Jeffries Agreement).

In addition to the Retention Grant, Mr. Jeffries has also been eligible to receive two equity grants in respect of each fiscal year of the term of the Jeffries Agreement starting with Fiscal 2009 (the “Semi-Annual Grants”). Each Semi-Annual Grant is to be awarded, if at all, within 75 days following the end of the Company’s second quarter or the Company’s fiscal year, as applicable, subject to Mr. Jeffries’ continuous employment by the Company (and, with respect to the final Semi-Annual Grant, continued service on the Board) through the applicable grant date. Semi-Annual Grants for periods ending on or prior to July 31, 2011 were in the form of SARs with an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. Semi-Annual Grants for periods ending after July 31, 2011 were to be in the form of SARs, stock options, restricted stock, RSUs or a combination thereof, at Mr. Jeffries’ election. However, on May 7, 2012, the Jeffries Agreement was amended (Amendment No. 3 thereto) so that 80% of the total fair value of any Semi-Annual Grants earned during the remaining term of the Jeffries Agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. In addition, the RSUs will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents, as well as the time-based vesting requirements specified in the Jeffries Agreement. Under Amendment No. 3 to the Jeffries Agreement, 100% of the RSU will be eligible to vest if the target adjusted diluted EPS performance level is achieved or exceeded. Only 50% of the RSUs will be eligible to vest if only the threshold adjusted diluted EPS performance level is achieved and 50% of the RSUs will be forfeited. Interpolation will be used to determine the percentage of the RSUs that will be eligible to vest if adjusted diluted EPS is between the threshold and target levels. If actual adjusted diluted EPS is less than the threshold adjusted diluted EPS performance level, Mr. Jeffries will forfeit 100% of the RSUs. Mr. Jeffries did not receive any remuneration from the Company in exchange for agreeing to Amendment No. 3 to the Jeffries Agreement.

The value of each Semi-Annual Grant is to be equal to 2.5% of the total stockholder return over the applicable semi-annual measurement period (“Semi-Annual TSR”) (as defined in the Jeffries Agreement), less any cash compensation payable to or earned by Mr. Jeffries and any increase in Mr. Jeffries’ pension benefits accrued with respect to the semi-annual period to which the Semi-Annual Grant relates. In no event is the Semi-Annual TSR to exceed 25% of the Company’s Adjusted Operating Income (as such term is defined in the Jeffries Agreement). If the grant value of a Semi-Annual Grant is less than or equal to zero for any semi-annual period, no Semi-Annual Grant will be made and the amount by which the value is less than zero will be carried forward to the next semi-annual period. Each Semi-Annual Grant vests in four equal annual installments subject to Mr. Jeffries’ continuous employment with the Company; provided, however, that, as discussed above, any Semi-Annual Grants made during the remaining term of the Jeffries Agreement in the form of RSUs will also be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Executive Vice Presidents. In addition, all unvested Semi-Annual Grants will become vested on February 1, 2014 so long as Mr. Jeffries remains continuously employed by the Company through that date, subject to the “end-of-term vest test” (as described in the Jeffries Agreement). SARs awarded pursuant to the Semi-Annual Grants expire on December 19, 2015, unless Mr. Jeffries is earlier terminated by the Company for cause, and all Semi-Annual Grants are subject to a clawback should Mr. Jeffries breach certain sections of the Jeffries Agreement.

The Jeffries Agreement continues to provide for term life insurance coverage in the amount of $10,000,000. Pursuant to the Jeffries Agreement, Mr. Jeffries will be entitled to the same perquisites afforded to other senior executive officers.

Under the Jeffries Agreement, the Company provides Mr. Jeffries, for security purposes, the use of Company aircraft for business and personal travel both within and outside North America. Pursuant to Amendment No. 1 to the Jeffries Agreement (entered into on April 12, 2010), commencing with Fiscal 2010, to the extent the aggregate incremental cost to the Company of Mr. Jeffries’ personal use of Company aircraft in any fiscal year exceeds $200,000, Mr. Jeffries is to reimburse the Company for the amount by which his personal use exceeds $200,000. In addition, beginning with Fiscal 2010, Mr. Jeffries’ right to a tax gross-up in connection with his personal use of Company aircraft has been eliminated. In consideration for these modifications of the Jeffries Agreement, the Company paid Mr. Jeffries a lump-sum cash payment of $4,000,000. This payment is subject to a clawback of a pro-rated portion thereof if Mr. Jeffries voluntarily terminates his employment without good reason (as defined in the Jeffries Agreement) prior to February 1, 2014.

Beginning in Fiscal 2010, the Compensation Committee and Mr. Jeffries agreed to eliminate the tax gross-up in connection with personal security provided by the Company. In addition, on January 28, 2011, Mr. Jeffries and the Company entered into Amendment No. 2 to the Jeffries Agreement whereby Mr. Jeffries agreed that he will no longer be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code. Mr. Jeffries did not receive any remuneration from the Company in exchange for agreeing to Amendment No. 2 to the Jeffries Agreement.

The terms of the Jeffries Agreement relating to the termination of Mr. Jeffries’ employment are further discussed below under the section captioned “Potential Payments Upon Termination or Change in Control” beginning on page 68.

Under the Jeffries Agreement, Mr. Jeffries agrees not to compete, directly or indirectly, with the Company or any affiliate of the Company or solicit any associates, customers or suppliers of the Company, its subsidiaries and/or affiliates during the employment term and for one year thereafter.

Under the Jeffries Agreement, Mr. Jeffries also remains eligible to receive benefits under the Chief Executive Officer Supplemental Retirement Plan as described under the section captioned “Pension Benefits” on page 65.

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2012.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option/SAR Awards						Stock Awards
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Unexercised Options/SARs Unexercisable		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(8)
Michael S. Jeffries	12/19/2008	0	800,000	(1)	$22.84	12/19/2015
	12/19/2008	0	200,000	(1)	$27.41	12/19/2015
	12/19/2008	0	200,000	(1)	$31.98	12/19/2015
	12/19/2008	0	200,000	(1)	$36.54	12/19/2015
	12/19/2008	0	200,000	(1)	$41.11	12/19/2015
	3/2/2009	0	600,000	(1)	$20.75	12/19/2015
	3/2/2009	0	150,000	(1)	$24.90	12/19/2015
	3/2/2009	0	150,000	(1)	$29.05	12/19/2015
	3/2/2009	0	150,000	(1)	$33.20	12/19/2015
	3/2/2009	0	150,000	(1)	$37.35	12/19/2015
	9/1/2009	0	600,000	(1)	$31.66	12/19/2015
	9/1/2009	0	150,000	(1)	$37.99	12/19/2015
	9/1/2009	0	150,000	(1)	$44.32	12/19/2015
	9/1/2009	0	150,000	(1)	$50.66	12/19/2015
	9/1/2009	0	150,000	(1)	$56.99	12/19/2015
	9/22/2009	782,525	260,842	(2)	$33.53	9/22/2016
	3/23/2010	414,848	414,849	(2)	$44.86	3/23/2017
	3/22/2011	397,727	1,193,181	(2)	$54.87	3/22/2018
	9/20/2011	72,071	216,216	(2)	$67.83	9/20/2018
Jonathan E. Ramsden	12/8/2008	10,000	0		$20.44	12/8/2018
	12/8/2008	50,000	0		$20.44	12/8/2018
							12/8/2008				22,500	(5)	$1,149,075
	3/23/2010	70,000	70,000	(3)	$44.86	3/23/2020
	3/22/2011	17,500	52,500	(3)	$54.87	3/22/2021
							3/22/2011				17,250	(6)	$880,958
	3/20/2012	0	67,500	(3)	$52.89	3/20/2022
							3/20/2012				10,000	(7)	$510,700
							3/20/2012				21,500	(6)	$1,098,005
Diane Chang	3/5/2007	50,000	0		$73.42	3/5/2017
	3/4/2008	50,000	0		$78.65	3/4/2018
	3/26/2009	35,000	35,000	(3)	$25.77	3/26/2019
	3/23/2010	35,000	70,000	(3)	$44.86	3/23/2020

	3/22/2011	17,500	52,500	(3)	$54.87	3/22/2021

							3/22/2011				17,250	(6)	$880,958
	3/20/2012	0	67,500	(3)	$52.89	3/20/2022
							3/20/2012				10,000	(7)	$510,700
							3/20/2012				21,500	(6)	$1,098,005
Leslee K. Herro	3/11/2005	13,875	0		$57.50	3/11/2015
	3/6/2006	50,000	0		$57.26	3/6/2016
	3/5/2007	50,000	0		$73.42	3/5/2017
	3/4/2008	50,000	0		$78.65	3/4/2018
	3/26/2009	35,000	35,000	(3)	$25.77	3/26/2019
	3/23/2010	35,000	70,000	(3)	$44.86	3/23/2020
	3/22/2011	17,500	52,500	(3)	$54.87	3/22/2021
							3/22/2011				17,250	(6)	$880,958
	3/20/2012	0	67,500	(3)	$52.89	3/20/2022
							3/20/2012				10,000	(7)	$510,700
							3/20/2012				21,500	(6)	$1,098,005
Ronald A. Robins Jr.	11/16/2009	10,875	3,625	(3)	$41.84	11/16/2019
	3/22/2011	1,750	5,250	(3)	$54.87	3/22/2021
							3/22/2011	5,400	(4)	$275,778
	3/20/2012	0	10,000	(3)	$52.89	3/20/2022
							3/20/2012	6,000	(4)	$306,420

(1)	Each of these SAR awards vests 100% on January 31, 2014, provided that Mr. Jeffries remains continuously employed by the Company through such date.

(2)

Each of these SAR awards vests in four equal installments beginning on the first anniversary of the grant date, and in any event on February 1, 2014, provided that Mr. Jeffries remains continuously employed by the Company through such date.

(3)	Each of these SAR awards vests in four equal installments beginning on the first anniversary of the grant date, subject to continued employment with the Company.

(4)

This RSU award vests 10% on the one-year anniversary of the grant date, an additional 20% on the two-year anniversary of the grant date, an additional 30% on the three-year anniversary of the grant date and an additional 40% on the four-year anniversary of the grant date, subject to continued employment with the Company.

(5)

This RSU award vests in four equal installments beginning March 9, 2010, contingent upon net income growth at 2% or more over the previous year’s net income and continued employment with the Company. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance hurdles are met in a subsequent year, subject to continued employment with the Company.

(6)

Each of these RSU awards vests in four equal installments beginning on the first anniversary of the grant date, contingent upon the Company’s achievement of positive adjusted non-GAAP net income for fiscal year ended immediately preceding the date that the installment is to vest, subject to continued employment with the Company. The NEO has the opportunity to earn back one or more installments of this award if the cumulative performance criteria are satisfied in a subsequent year, subject to continued employment with the Company.

(7)

The number shown assumes that the PSAs granted for the Fiscal 2012 performance period will be earned at the maximum number based on the Company achieving the maximum growth goal with respect to Fiscal 2012 adjusted diluted EPS over Fiscal 2011 adjusted diluted EPS. See the “Estimated Future Payouts under Equity Incentive Plan Awards” columns of the “Fiscal 2012 Grants of Plan-Based Awards” table on page 59 of this Proxy Statement for the threshold, target and maximum number of PSAs that could have been received for the Fiscal 2012 performance period. Each of the Executive Vice Presidents earned 200% of the target PSAs granted, the maximum number available, because the Company’s Fiscal 2012 adjusted diluted EPS exceeded the maximum growth goal. Since the determination as to the level of adjusted diluted EPS growth achieved in Fiscal 2012 was made after the end of Fiscal 2012, the PSAs are reported as unearned. Once earned, the PSAs converted to RSUs, of which the first 33 1/3% vested in March 2013 and the remaining 66 2/3% will vest 33 1/3% per year in Fiscal 2014 and Fiscal 2015 so long as the Company achieves positive adjusted non-GAAP net income in Fiscal 2013 and Fiscal 2014 and subject to continued employment with the Company.

(8)	Market value represents the product of the closing price of Common Stock as of February 1, 2013 (the last business day of Fiscal 2012), which was $51.07, multiplied by the number of RSUs or PSAs.

Stock Options and Stock Appreciation Rights Exercised and Restricted Stock Units Vested

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with the exercise of stock options and the vesting of RSUs during Fiscal 2012. No SARs were exercised by any of the NEOs during Fiscal 2012.

Fiscal 2012 Stock Option and Stock Appreciation Right Exercises and Restricted Stock Units Vested

	Option/SAR Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Michael S. Jeffries	91,122	$1,843,079	—	$—
Jonathan E. Ramsden	—	$—	9,750	$501,988
Diane Chang	—	$—	5,750	$298,828
Leslee K. Herro	—	$—	5,750	$298,828
Ronald A. Robins Jr.	—	$—	600	$31,182

(1)

Value realized upon stock option exercise is calculated by multiplying (a) the difference between the closing price of a share of Common Stock on the date of exercise and the exercise price of the stock option by (b) the number of shares of Common Stock covered by the portion of each stock option exercised.

(2)

Value realized upon the vesting of RSU awards is calculated by multiplying the number of shares of Common Stock underlying the vested portion of each RSU award by the closing price of a share of Common Stock on the vesting date.

Pension Benefits

In conjunction with the employment agreement entered into by the Company and Mr. Jeffries as of January 30, 2003, the Company established the Chief Executive Officer Supplemental Executive Retirement Plan effective February 2, 2003 (as amended, the “SERP”). Under the terms of the 2008 Jeffries Agreement discussed above, Mr. Jeffries remains eligible to receive benefits under the SERP. Subject to the conditions described in the SERP, upon his retirement, Mr. Jeffries will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and actual annual incentive as averaged over the last 36 consecutive full months ending prior to his retirement, as described in the SERP and not including any “stay bonus” paid pursuant to Mr. Jeffries’ prior employment agreement). If Mr. Jeffries had retired on February 2, 2013, the estimated annual benefit payable to him would have been $1,623,000, based on his average compensation for the 36 consecutive months ended February 2, 2013. Due to the structure of the SERP, years of service credited are not applicable. Further, Mr. Jeffries received no payments from the SERP during Fiscal 2012. As a result, columns for years of service credited and payments in Fiscal 2012 are not included in the following table.

Pension Benefits at End of Fiscal 2012

Name	Plan Name	Present Value of Accumulated Benefit(1)
Michael S. Jeffries	Supplemental Executive Retirement Plan	$18,463,490

(1)

The present value of Mr. Jeffries’ accumulated benefit under the SERP as of the end of Fiscal 2012 was $18,463,490. The present value of this accumulated benefit was determined based upon benefits earned as of February 2, 2013, using a discount rate of 3.39% and the 1994 Group Annuity Mortality Table for males. In Fiscal 2012, the Company recorded an expense of $3,879,871 in conjunction with the SERP due to an increase in Mr. Jeffries’ preceding 36-month average compensation, and a decrease in the discount rate used in the calculation. More information on the SERP can be found in “Note 20. Retirement Benefits” of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Fiscal 2012 Form 10-K.

Nonqualified Deferred Compensation

The Company maintains the Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 100% of cash payouts to be received by the participant under the Company’s Incentive Plan. The Company will match the first 3% that the participant defers on a dollar-for-dollar basis plus make an additional matching contribution equal to 3% of the amount by which the participant’s base salary and cash payouts to be received under the Company’s Incentive Plan (after reduction by the participant’s deferral) exceed the annual maximum compensation limits imposed on the Company’s 401(k) Plan (the “IRS Compensation Limit”), which was $250,000 in calendar 2012. The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Nonqualified Savings and Supplemental Retirement Plan. The earnings rate for all account balances was fixed at 4.5% per annum for Fiscal 2012. Participants are 100% vested in their deferred contributions, and earnings on those contributions at all times. Participants become vested in Company bi-weekly matching contributions and earnings on those matching contributions ratably over a five-year period from date of hire.

The following table provides information regarding the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions, for Fiscal 2012.

Nonqualified Deferred Compensation for Fiscal 2012 — Executive Contributions and

Company Matching Contributions

Name	Executive Contributions in Fiscal 2012 ($)(1)	Company Contributions in Fiscal 2012 ($)(2)	Aggregate Earnings in Fiscal 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of February 2, 2013(4)
Michael S. Jeffries	$59,475	$186,225	$328,905	$—	$7,027,097
Jonathan E. Ramsden	$45,092	$70,702	$48,111	$—	$1,066,949
Diane Chang	$123,854	$100,643	$99,432	$—	$2,203,499
Leslee K. Herro	$109,283	$100,643	$159,467	$—	$3,457,271
Ronald A. Robins Jr.	$16,326	$32,106	$6,038	$—	$150,797

(1)

The amounts shown in this column reflect the aggregate of the base salary for Fiscal 2012 and Incentive Plan cash payouts for the Spring season in Fiscal 2012 which were made in August 2012 (no Incentive Plan cash payouts were made for the Fall season in Fiscal 2011) deferred by each NEO, which were as follows:

Name	Executive Deferral — Base Salary — Fiscal 2012	Executive Deferral — Incentive Plan Compensation — Spring Season Fiscal 2012	Total
Michael S. Jeffries	$46,731	$12,744	$59,475
Jonathan E. Ramsden	$38,012	$7,080	$45,092
Diane Chang	$103,038	$20,816	$123,854
Leslee K. Herro	$103,038	$6,245	$109,283
Ronald A. Robins Jr.	$14,853	$1,473	$16,326

The “Executive Deferral — Base Salary — Fiscal 2012” amounts are included in the “Salary” column totals for 2012 and the “Executive Deferral — Incentive Plan Compensation — Spring Season Fiscal 2012” amounts are included in the “Non-Equity Incentive Plan Compensation” column totals for 2012, in each case reported in the “Fiscal 2012 Summary Compensation Table” on page 58.

(2)

The amounts shown in this column reflect the aggregate Company contributions made during Fiscal 2012. The total is comprised of the following: (a) matching contributions with respect to each NEO’s deferrals of base salary and Incentive Plan compensation for Fiscal 2012; (b) a make-up match that is equal to the match that would have been made to the 401(k) Plan had the dollars deferred to the Nonqualified Savings and Supplemental Retirement Plan not directly reduced the NEO’s eligible 401(k) compensation; and (c) if the NEO maximized the deferral to the 401(k) Plan and deferred at least 3% of base salary to the Nonqualified Savings and Supplemental Retirement Plan, at the end of the year, the Company made an additional Company contribution equal to 3% on any eligible compensation above the IRS Compensation Limit. These contributions are included in the “All Other Compensation” column totals for 2012 reported in the “Fiscal 2012 Summary Compensation Table” on page 58.

(3)

Nonqualified deferred compensation balances earn fixed rates of interest. The rate for all account balances was fixed at 4.5% per annum for Fiscal 2012. The portion of the Fiscal 2012 earnings with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of their deferral contributions and Company matching contributions (which were made in Fiscal 2012 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2012 reported in the “Fiscal 2012 Summary Compensation Table” on page 58. These amounts are included as part of the aggregate earnings reported in this “Aggregate Earnings in Fiscal 2012” column for: (a) Mr. Jeffries — $128,635; (b) Mr. Ramsden — $18,816; (c) Ms. Chang — $38,889; (d) Ms. Herro — $62,369; and (e) Mr. Robins — $2,361.

(4)

Of these balances, the following amounts were reported as compensation to the listed officers in the Summary Compensation Tables for Fiscal 2006 through Fiscal 2011 (except for Mr. Ramsden, who was not a listed officer until Fiscal 2008, and Mr. Robins, who was not a listed officer until Fiscal 2010): (a) Mr. Jeffries — $1,367,429; (b) Mr. Ramsden — $107,185; (c) Ms. Chang — $556,643; (d) Ms. Herro — $626,784; and (e) Mr. Robins — $39,795.

Under the Nonqualified Savings and Supplemental Retirement Plan, the Company also made an annual retirement contribution in Fiscal 2012 equal to 4% of the amount by which the associate’s base salary and cash payouts to be received under the Company’s Incentive Plan exceed the IRS Compensation Limit, which was

$250,000 for calendar 2012. There is a one-year wait period following employment before these Company retirement contributions begin, with the first retirement contribution then made by the Company at the end of the second year of employment. Participants become vested in Company retirement contributions and earnings on those retirement contributions ratably over a five-year period.

The following table provides information concerning the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for Company retirement contributions, for Fiscal 2012.

Nonqualified Deferred Compensation for Fiscal 2012 — Company Supplemental

Annual Retirement Contribution

Name	Executive Contributions in Fiscal 2012 ($)	Company Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings in Fiscal 2012 ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of February 2, 2013 ($)(3)
Michael S. Jeffries	$—	$169,000	$232,362	$—	$4,944,721
Jonathan E. Ramsden	$—	$56,775	$3,146	$—	$85,911
Diane Chang	$—	$84,649	$57,751	$—	$1,243,797
Leslee K. Herro	$—	$84,649	$65,203	$—	$1,400,490
Ronald A. Robins Jr.	$—	$21,039	$717	$—	$22,393

(1)

The amounts shown in this column reflect the Company’s retirement contributions made during Fiscal 2012. These retirement contributions are included in the “All Other Compensation” column totals for 2012 reported in the “Fiscal 2012 Summary Compensation Table” on page 58.

(2)

The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2012 reported in the “Fiscal 2012 Summary Compensation Table” on page 58 represent earnings in Fiscal 2012 with respect to amounts credited to the NEOs’ accounts under the Nonqualified Savings and Supplemental Retirement Plan as a result of retirement contributions (which were made in Fiscal 2012 and prior fiscal years) which are above-market for purposes of the applicable SEC Rules. These amounts are included as part of the aggregate earnings reported in the “Aggregate Earnings in Fiscal 2012” column for: (a) Mr. Jeffries — $90,883; (b) Mr. Ramsden — $1,231; (c) Ms. Chang — $22,587; (d) Ms. Herro — $25,502; and (e) Mr. Robins — $281.

(3)

Of these balances, the following amounts were reported as compensation to the listed officers in the Summary Compensation Tables for Fiscal 2006 through Fiscal 2011 (except for Mr. Ramsden, who was not a listed officer until Fiscal 2008, and Mr. Robins, who was not a listed officer until Fiscal 2010): (a) Mr. Jeffries — $1,530,106; (b) Mr. Ramsden — $25,443; (c) Ms. Chang — $588,597; (d) Ms. Herro — $604,874; and (e) Mr. Robins — $624.

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a five-year or ten-year period. The annual installment election will only apply if at the time of the separation from service, the participant is retirement eligible — that is, age 55 or older with at least five years of service. If there is no distribution election on file, the payment will be made in ten annual installments. Regardless of the election on file, if the participant terminates before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the Nonqualified Savings and Supplemental Retirement Plan in accordance with defined guidelines including the IRS definition of a financial hardship.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, during the third quarter of Fiscal 2006, the Company established an irrevocable rabbi trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Nonqualified Savings and Supplemental Retirement Plan and the SERP.

In the event of a change in control of the Company, the payment of the aggregate balance of each participant’s account will be accelerated and such balance will be paid out as of the date of the change in control unless otherwise determined by the Board.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A.

Potential Payments Upon Termination or Change in Control

The following tables describe the approximate payments that would be made to the NEOs pursuant to an employment agreement (in the case of Mr. Jeffries) or other plans or individual award agreements in the event of the NEOs’ termination of employment under the circumstances described below, assuming such termination took place on February 2, 2013, the last day of Fiscal 2012. The table captioned “Outstanding Equity Awards at Fiscal 2012 Year-End” beginning on page 63 contains more information regarding the vested options and SARs held by the NEOs as of the end of Fiscal 2012.

Jeffries Agreement — Termination Provisions

Under the Jeffries Agreement, described above under the section captioned “Employment Agreement with Mr. Jeffries” beginning on page 60, if Mr. Jeffries’ employment is terminated by the Company for “Cause” (defined below) or by Mr. Jeffries other than for “Good Reason” (defined below) prior to a “Change of Control” (defined below) of the Company, Mr. Jeffries will be entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries Agreement; and (iv) other or additional benefits and entitlements in accordance with the applicable plans, programs and arrangements of the Company (collectively, the “Accrued Compensation”). In addition, pursuant to the Jeffries Agreement’s clawback features, the Retention Grant and any unvested Semi-Annual Grants will be immediately forfeited.

Under the Jeffries Agreement, if Mr. Jeffries’ employment is terminated by the Company without Cause and other than due to death or disability or Mr. Jeffries leaves for Good Reason prior to a Change of Control of the Company, he will receive his Accrued Compensation and continue to receive his then current base salary and medical, dental and other associate welfare benefits for two years after the termination date. Mr. Jeffries will also receive an additional payment (the “pro-rata bonus”) equal to 60% of his base salary prorated for the portion of the half-year period in which such termination occurs that he was employed by the Company to the extent that such pro-rata bonus is not payable as a part of the Accrued Compensation. The Retention Grant will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company, but with a minimum of two years’ worth of vesting) and each outstanding Semi-Annual Grant will immediately become fully vested. The Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated by the Company without Cause or he leaves for Good Reason within two years after a Change of Control, he will be entitled to the same severance benefits as those payable prior to a Change of Control, except that (i) his two years of base salary will be paid in a lump sum rather than ratably over the two years after the termination date and (ii) the Retention Grant will immediately become fully vested.

If Mr. Jeffries’ employment is terminated due to his death, his estate or his beneficiaries will be entitled to receive the Accrued Compensation and the pro-rata bonus with respect to the fiscal period in which the termination occurred to the extent such pro-rata bonus is not payable as part of the Accrued Compensation. The Retention Grant will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company) and each outstanding Semi-Annual Grant will immediately become fully vested. The Company will also provide any assistance necessary to facilitate the payment of the term life insurance proceeds to Mr. Jeffries’ beneficiaries.

If Mr. Jeffries’ employment is terminated due to his Disability, as defined in the Jeffries Agreement, he will be entitled to receive the Accrued Compensation and will continue to receive 100% of his then current base salary for 24 months and 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive) and medical, dental and other associated welfare benefits during that time period. The Retention Grant will be subject to pro-rata vesting acceleration (based on the portion of the term that he was employed by the Company) and each outstanding Semi-Annual Grant will immediately become fully vested. The Company will also continue to pay the premiums on Mr. Jeffries’ term life insurance policy until the later of February 1, 2014 or the last day of his welfare benefits coverage.

For purposes of the Jeffries Agreement:

“Cause” means that Mr. Jeffries (i) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law, or (ii) has engaged in willful misconduct that could reasonably be expected to harm the Company’s business or its reputation.

“Change of Control” means an occurrence of a nature that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Company will be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (i) any person is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities and such person would be deemed an “Acquiring Person” for purposes of the Rights Agreement dated as of July 16, 1998, as amended, between the Company and American Stock Transfer & Trust Company, LLC, as successor Rights Agent (the “Rights Agreement”); or (ii) any of the following occur: (A) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 80% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (B) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (C) any complete liquidation or dissolution of the Company; (D) any reorganization, reverse stock split or recapitalization of the Company that would result in a Change of Control as otherwise defined in this paragraph; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

“Good Reason” means the occurrence of any of the following without Mr. Jeffries’ prior written consent: (i) the failure to continue him as Chairman and CEO of the Company; (ii) the failure of the Board to nominate him for election to the Board at the Company’s annual meeting of stockholders; (iii) a material diminution in his duties; (iv) a reduction in or a material delay in payment of his total cash compensation and benefits including the SERP; (v) the Company, the Board or any person controlling the Company requires him to be based outside of the United States; and (vi) the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform the Jeffries Agreement by any successor.

Michael S. Jeffries

Normal Course of Business	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$12,665,587	$12,665,587
Voluntary	$—		$—		$—	$31,129,077	$31,129,077
Retirement	$—		$—		$—	$31,129,077	$31,129,077
Death	$10,900,000	(3)	$—		$72,282,015	$12,665,587	$95,847,602
Not for Cause	$3,900,000	(4)	$252,329	(5)	$72,282,015	$31,129,077	$107,563,421
Good Reason	$3,900,000	(4)	$252,329	(5)	$72,282,015	$31,129,077	$107,563,421
Disability	$4,200,000	(6)	$378,494	(7)	$72,282,015	$31,129,077	$107,989,586

Change of Control	Cash Severance		Benefits Continuation		Equity Value(1)	Retirement Plan Value(2)	Total
Severance For Cause	$—		$—		$—	$12,665,587	$12,665,587
Voluntary	$—		$—		$—	$31,129,077	$31,129,077
Retirement	$—		$—		$—	$31,129,077	$31,129,077
Death	$10,900,000	(3)	$—		$72,282,015	$12,665,587	$95,847,602
Not for Cause	$3,900,000	(4)	$252,329	(5)	$88,024,081	$31,129,077	$123,305,487
Good Reason	$3,900,000	(4)	$252,329	(5)	$88,024,081	$31,129,077	$123,305,487
Disability	$4,200,000	(6)	$378,494	(7)	$72,282,015	$31,129,077	$107,989,586

(1)

Equity value is calculated using the fiscal year end closing price of $51.07 per share of Common Stock. As of February 2, 2013, Mr. Jeffries’s total outstanding value for all equity awards was equal to $104,325,776. This includes $16,301,695 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

For termination as a result of death or disability, the $72,282,015 includes the value of any outstanding Semi-Annual Grants ($7,151,381), plus a pro-rated amount of the Retention Grant based on the period from the effective date of the Jeffries Agreement through the date of death or disability ($65,130,634).

For termination with “Good Reason” or “Not for Cause” not subject to a change of control, the $72,282,015 includes the value of any outstanding Semi-Annual Grants ($7,151,381), and a pro-rated amount of the Retention Grant based on the period from the effective date of the Jeffries Agreement through the date of termination with a minimum pro-ration of two years ($65,130,634).

For termination with “Good Reason” or “Not for Cause” subject to a change of control, the $88,024,081 includes the value of any outstanding Semi-Annual Grants ($7,151,381), plus the full value of the Retention Grant from the effective date of the Jeffries Agreement through the end date of the Jeffries Agreement ($80,872,700).

(2)

Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan of $12,665,587 and, with the exception of “Severance For Cause” or “Death”, the present value of the vested accumulated retirement benefit under the SERP of $18,463,490.

(3)

Under the Jeffries Agreement, the Company maintains term life insurance coverage on the life of Mr. Jeffries in the amount of $10,000,000, the proceeds of which will be payable to the beneficiary or beneficiaries designated by Mr. Jeffries.

Although not shown in the above table, Mr. Jeffries also participates in the Company’s life insurance plan which is generally available to all salaried associates. The life insurance plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Jeffries passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Jeffries’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

The Jeffries Agreement requires the Company to pay a pro-rata bonus for the respective fiscal period equal to 60% of base salary pro-rated for the number of days in the bonus period worked, to the extent such pro-rata bonus is not payable as part of the Accrued Compensation.

(4)

The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for two years after his termination and payment of incentive compensation accrued for the period. The Jeffries Agreement requires the Company to pay a “pro-rata bonus” for the respective fiscal period equal to 60% of Mr. Jeffries’ base salary pro-rated for the number of days in the bonus period worked.

(5)

The Jeffries Agreement calls for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for two years after his termination. This includes the continuation of the $10,000,000 life insurance coverage until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

(6)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for the first two years and 80% of his base salary (currently $1,200,000) for the next year.

(7)

The Jeffries Agreement calls for the continuation of 100% of Mr. Jeffries’ medical, dental and other associate welfare benefits for three years after his termination due to disability. This includes the continuation of the $10,000,000 life insurance coverage until the later of February 1, 2014 or the last day of Mr. Jeffries’ welfare benefits coverage.

Other NEOs

For the other NEOs, there are no employment contracts that provide severance either in the usual course of business or upon a change of control. Each NEO would receive the value of his or her accrued benefits under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan in the event of any termination of employment (e.g., death, disability, termination by the Company with or without cause or voluntary termination by the NEO). However, the Company may choose to enter into a severance agreement with an NEO as consideration for entering into restrictive covenants related to prospective employers.

In the case of severance after a change of control or termination due to death or disability, in addition to the benefits under the plans mentioned in the preceding paragraph, the vesting of all outstanding SARs, stock options and RSUs held by the NEO would accelerate. In addition, outstanding PSAs would be deemed earned at the target level of performance and the adjusted net income goals for future vesting would be deemed to have been achieved in full as of the date of the change of control. These provisions apply to all associates participating in the Company’s equity compensation plans.

Jonathan E. Ramsden

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$1,215,355	$1,215,355
Death(3)	$—	$—	$3,818,088	$1,271,772	$5,089,860
Disability	$—	$—	$3,818,088	$1,271,772	$5,089,860

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$3,818,088	$1,271,772	$5,089,860

(1)

The value of Mr. Ramsden’s equity holdings is calculated as $3,818,088 and relates to unvested RSUs, unvested SARs and unearned PSAs as of February 2, 2013. The $3,818,088 is the sum of: (a) (i) the number of unvested RSUs plus the number of PSAs which would be earned at the target level of performance, (ii) multiplied by $51.07 (the market price of the Company’s Common Stock as of February 2, 2013) plus (b) the in-the-money value of the unvested SARs on the same date. This total does not include $2,272,500 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)

The present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan was $1,215,355. If Mr. Ramsden were to terminate employment voluntarily during the normal course of business, only the vested portion of the Company’s contributions would be available to him. The unvested portion (the present value of which is $56,417) would be forfeited. If Mr. Ramsden’s employment was terminated for reasons of death, disability or a change of control, the unvested portion of the Company’s contributions would become immediately vested and available to him or his beneficiaries upon such termination.

(3)

Although not shown in the above table, Mr. Ramsden also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Ramsden passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Ramsden’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

Diane Chang

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$3,989,415	$3,989,415
Death(3)	$—	$—	$3,554,513	$3,989,415	$7,543,928
Disability	$—	$—	$3,554,513	$3,989,415	$7,543,928

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$3,554,513	$3,989,415	$7,543,928

(1)

The value of Ms. Chang’s equity holdings is calculated as $3,554,513 and relates to unvested RSUs, unvested options / SARs and unearned PSAs as of February 2, 2013. The $3,554,513 is the sum of: (a) (i) the number of unvested RSUs plus the number of PSAs which would be earned at the target level of performance, (ii) multiplied by $51.07 (the market price of the Company’s Common Stock as of February 2, 2013) plus (b) the in-the-money value of the unvested options / SARs on the same date. This total does not include $1,102,850 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Ms. Chang also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Chang passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Chang’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Leslee K. Herro

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$5,859,264	$5,859,264
Death(3)	$—	$—	$3,554,513	$5,859,264	$9,413,777
Disability	$—	$—	$3,554,513	$5,859,264	$9,413,777

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$3,554,513	$5,859,264	$9,413,777

(1)

The value of Ms. Herro’s equity holdings is calculated as $3,554,513 and relates to unvested RSUs, unvested options / SARs and unearned PSAs as of February 2, 2013. The $3,554,513 is the sum of: (a) (i) the number of unvested RSUs plus the number of PSAs which would be earned at the target level of performance, (ii) multiplied by $51.07 (the market price of the Company’s Common Stock as of February 2, 2013) plus (b) the in-the-money value of the unvested options / SARs on the same date. This total does not include $1,102,850 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)	Represents the present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan.

(3)

Although not shown in the above table, Ms. Herro also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Ms. Herro passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Ms. Herro’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

Ronald A. Robins Jr.

Normal Course of Business	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
Severance	$—	$—	$—	$200,214	$200,214
Death(3)	$—	$—	$615,657	$243,118	$858,775
Disability	$—	$—	$615,657	$243,118	$858,775

Change of Control	Cash Severance	Benefits Continuation	Equity Value(1)	Retirement Plan Value(2)	Total
	$—	$—	$615,657	$243,118	$858,775

(1)

The value of Mr. Robins’ equity holdings is calculated as $615,657 and relates to both unvested RSUs and unvested SARs as of February 2, 2013. The $615,657 is the sum of the unvested RSUs multiplied by $51.07 (the market price of the Company’s Common Stock as of February 2, 2013) plus the in-the-money value of the unvested SARs on the same date. This total does not include $100,376 of value in equity awards which were vested at fiscal year end. This vested value is not included in the table above as it could be realized independently from each of the events described in the table.

(2)

The present value of the vested accumulated retirement benefit under the Company’s 401(k) Plan and the Company’s Nonqualified Savings and Supplemental Retirement Plan was $200,214. If Mr. Robins were to terminate employment voluntarily during the normal course of business, only the vested portion of the Company’s contributions would be available to him. The unvested portion (the present value of which is $42,904) would be forfeited. If Mr. Robins’ employment was terminated for reasons of death, disability or a change of control, the unvested portion of the Company’s contributions would become immediately vested and available to him or his beneficiaries upon such termination.

(3)

Although not shown in the above table, Mr. Robins also participates in the Company’s life insurance plan which is generally available to all salaried associates. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the life insurance plan, if Mr. Robins passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an accidental death and dismemberment plan for all salaried associates. If Mr. Robins’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

EQUITY COMPENSATION PLANS

The Company has six equity compensation plans under which shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (v) the 2005 LTIP; and (vi) the 2007 LTIP. Since June 13, 2007, the Company has issued awards under two of the six equity compensation plans under which shares of Common Stock are authorized for issuance: the 2005 LTIP and the 2007 LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (i) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005; (ii) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (iii) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP, all stockholder approved, as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan, both non-stockholder approved, as a group, in each case as of February 2, 2013:

	Equity Compensation Plan Information
Plan category	Number of shares underlying outstanding options, restricted stock units and rights(a)		Weighted-average exercise price of shares underlying outstanding options and rights(b)		Notional deficit under equity compensation plans (excluding shares reflected in column(a))(c)
Equity compensation plans approved by stockholders(1)	10,935,208	(3)	$41.10	(4)	(1,993,613	)(5)
Equity compensation plans not approved by stockholders(2)	147,872	(6)	$62.09	(7)	—	(8)

Total	11,083,080		$41.41		(1,993,613)

(1)

The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon the exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of May 21, 2003.

No further shares of Common Stock will be issued or distributed under the 1998 Associates Stock Plan.

(2)

The 2002 Associates Stock Plan and the 2003 Director Stock Plan were terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of restricted shares granted under the 2002 Associates Stock Plan; (b) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock Plan; and (c) issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan as of July 31, 2005.

(3)

Represents the number of underlying shares of Common Stock associated with outstanding options, SARs, RSUs, PSAs and share equivalents under stockholder approved plans and includes 7,557 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 320,000 options granted under the 2005 LTIP, 185,220 RSUs granted under the 2005 LTIP, 30,000 PSAs (assuming the maximum number of PSAs will be earned) granted under the 2005 LTIP, 949,500 SARs granted under the 2005 LTIP, 43,612 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to previous deferrals) and distributable in the form of shares of Common Stock under the 2005 LTIP, 103,800 options granted under the 2007 LTIP, 998,160 RSUs granted under the 2007 LTIP and 8,297,359 SARs granted under the 2007 LTIP.

(4)

Represents weighted-average exercise price of options and SARs outstanding under the 2005 LTIP and the 2007 LTIP and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Plan or the 2005 LTIP. See note (3) above with respect to RSUs and PSAs granted under the 2005 LTIP and the 2007 LTIP. The weighted-average exercise price does not take these awards into account.

(5)

Represents the number of shares available for future issuance or notional deficit under stockholder approved equity compensation plans and is comprised of 28,706 shares available for future issuance under the 2005 LTIP and a notional deficit of (2,022,319) shares under the 2007 LTIP.

Based on the net share counting methodology adopted by the Company in accordance with the terms of the 2005 LTIP and the 2007 LTIP, SARs are measured on an intrinsic value basis, which means that a SAR does not have any value and does not reduce the number of shares available on a net basis unless the stock price increases above the initial grant price and then only reduces the number of shares available on a net basis to the extent of the intrinsic value above the initial grant price. In addition, under the 2005 LTIP and the 2007 LTIP, shares available for future issuance are measured net of shares expected to be retained by the Company to cover tax withholdings upon vesting or exercise.

On a net basis, as of February 2, 2013, there were 946,028 shares available for future issuance under the 2005 LTIP and 4,929,168 shares available for future issuance under the 2007 LTIP.

(6)

Represents the gross number of underlying shares of Common Stock associated with outstanding options, restricted shares and share equivalents under plans not approved by stockholders and includes 125,600 options granted under the 2002 Associates Stock Plan, 300 restricted shares granted under the 2002 Associates Stock Plan, 20,000 options granted under the 2003 Director Stock Plan and 1,972 share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan (and dividends applied to pervious deferrals) and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)

Represents weighted-average exercise price of options outstanding under the 2002 Associates Stock Plan and the 2003 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2002 Associates Stock Plan or the 2003 Director Stock Plan.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended February 2, 2013

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, the Company’s internal auditors and PwC throughout the year. Since the beginning of Fiscal 2012, the Audit Committee met with the Company’s internal auditors and PwC, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including the standards adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company and its subsidiaries is compatible with PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended February 2, 2013 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee unanimously recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, filed with the SEC on April 2, 2013.

Submitted by the Audit Committee of the Board:

James B. Bachmann (Chair)	Lauren J. Brisky	Michael E. Greenlees	Craig R. Stapleton

Pre-Approval Policy

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm from the Company and its subsidiaries. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Audit and Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit services and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit services and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request lists these specific services by category in accordance with the Matrix, describes them in reasonable detail and includes an estimated budget (or budgeted range) of fees.

The Audit Committee reviews the Pre-Approval Request with both the Company’s management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company and its subsidiaries. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, in concert with management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by the Company’s management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee designates two members with the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, the Company’s management submits a request for approval of the non-audit services to the designated Audit Committee members who will approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2012 and Fiscal 2011 were as follows:

	2012	2011
Audit Fees	$2,587,177	$1,608,756	(1)
Audit-Related Fees	—	32,800
Tax Fees	5,651	76,962
All Other Fees	—	—

Total	$2,592,828	$1,718,518

(1)

Includes additional fees in the amount of $121,125 related to the Fiscal 2011 integrated audit of the Company’s annual consolidated financial statements, the amount of which was not available at the time of filing of the definitive Proxy Statement for the 2012 Annual Meeting of Stockholders.

Audit Fees represent fees for professional services rendered by PwC in connection with the integrated audit of the Company’s annual consolidated financial statements, statutory audits, reviews of the unaudited interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees for Fiscal 2011 represent fees relating to accounting research. There were no Audit-Related Fees for Fiscal 2012.

Tax Fees for Fiscal 2012 and Fiscal 2011 represent fees relating to customs and tax compliance matters.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2012 and Fiscal 2011 were pre-approved by the Audit Committee.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2012 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended February 2, 2013 and internal control over financial reporting as of February 2, 2013. Subject to ratification by the stockholders, the Audit Committee of the Board has unanimously reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders for ratification, the Company believes it is desirable to do so. If the appointment of PwC is not ratified, the Audit Committee of the Board will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC.

Required Vote

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014 requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will not be treated as votes cast.

PROPOSAL 4 — STOCKHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE OF CONTROL

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal quoted below and the Supporting Statement quoted below were submitted by The City of Philadelphia Public Employees Retirement System (the “Philadelphia PERS”), which was reported to have held 7,880 shares of Common Stock as of January 8, 2013.

The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s Supporting Statement.

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purpose of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.

Supporting Statement

Abercrombie & Fitch Co. (the “Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at Abercrombie & Fitch may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, a termination in employment at the end of the 2011 fiscal year could have accelerated the vesting of $86 million worth of long-term equity to Abercrombie & Fitch’s five senior executives, with Mr. Jeffries, the Chairman and CEO, entitled to $75 million out of a total personal severance package worth $106 million.

In this regard, we note that Abercrombie & Fitch uses a “double trigger” mechanism to determine eligibility for accelerated vesting: (1) There must a change of control, which can occur as defined in the plan or agreement, and (2) employment must be terminated “not for cause” or for “good reason” as defined in the proxy statement.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

The Company’s Response

The Board has carefully considered the proposal submitted by the Philadelphia PERS (the “Proposal”) and believes that its adoption is not in the best interests of the Company or our stockholders. The Board believes our current treatment of outstanding and unvested stock-based awards in the event of a change of control of the Company serves the best interests of our stockholders, advances the objectives of our compensation program by creating retention incentives and strengthening the alignment between the interests of our associates and those of our stockholders and is consistent with the practices of our peer companies. The Board believes that the implementation of the Proposal would frustrate these objectives and make it harder to attract and retain key executives.

As the Proposal recognizes, the Company already employs a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and an involuntary termination of the award holder’s employment in connection with that change of control for the vesting of unvested equity awards to accelerate. Under Mr. Jeffries’s employment agreement, described above under the sections captioned “EXECUTIVE OFFICER COMPENSATION — Employment Agreement with Mr. Jeffries” and “— Potential Payments Upon Termination or Change of Control — Jeffries Agreement — Termination Provisions” beginning on pages 60 and 68, respectively, all of the grants to Mr. Jeffries under his employment agreement require a double trigger for vesting in connection with a change of control. Similarly, all stock-based awards to the other NEOs are subject to a double trigger for vesting in connection with a change of control. The Board believes that such double trigger vesting for all associates is appropriate and in the best interests of our stockholders, and that the restrictions imposed by the Proposal are not in the best interests of our stockholders for the following reasons:

A significant portion of each of our NEO’s compensation opportunity is provided in the form of stock-based awards that only have value if vesting occurs. The Proposal would require partial vesting, rather than full vesting, for “senior executives” upon a change of control. Although the Proposal does not define “senior executives” and the term is not used in either the 2005 Plan or the 2007 Plan, we assume that the Philadelphia PERS intends for the term to refer, at a minimum, to our NEOs. The implementation of the Proposal would prevent the Company from providing reasonable assurance to these key associates that they will realize the expected value of their stock-based awards even if the Company experiences a change of control. Accelerating the vesting of stock-based awards in the event an NEO is terminated in connection with a change of control serves to align the interests of our NEOs with those of our stockholders and properly incentivizes the NEOs to remain objective, avoid conflicts of interest and stay focused on executing a strategic change that maximizes stockholder value in a change of control situation.

The implementation of the Proposal could also make it more difficult for the Company to retain our NEOs (or, if the Philadelphia PERS intends for the “senior executive” term to apply more broadly, other key executives) during a potential change of control, which could make it difficult for the potential transaction to progress in a manner that would serve the best interests of the Company’s stockholders. The risk of job loss, coupled with a loss of significant stock-based awards, in connection with a change of control could lead NEOs or other key executives whose positions might be eliminated after the consummation of the transaction to begin seeking new employment. The search for new employment while the Board is negotiating a change of control transaction, or during the critical post-closing integration period, could be distracting to management and the Board and potentially conflict with the Company’s goal of protecting its stockholders’ interests and maximizing stockholder value.

The implementation of the Proposal also could place the Company at a competitive disadvantage in attracting talent in comparison to its peer retail companies. The Company believes that accelerated vesting, in many cases without the use of a double trigger, remains the policy of the vast majority of peer retail companies, and is, in fact, market practice. Indeed, among the eight companies that the proponent cites as examples for the Proposal, none is in the apparel industry, let alone the specialty apparel industry (five are in the computer/software industry and three are in the petrochemical industry); and all have market capitalizations that are many multiples of ours. As a result, the Board believes that implementing the Proposal could adversely affect our ability to attract and retain highly qualified executive management personnel to our specialty apparel company and could place us at a disadvantage in the competitive market, which, in turn, could hinder our ability to deliver high performance and create long-term stockholder value.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING.

Required Vote

The approval of this Proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this Proposal.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A “SPECIFIC PERFORMANCE POLICY”

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal quoted below and the Supporting Statement quoted below were co-submitted by: (i) the International Brotherhood of Electrical Workers’® Pension Benefit Fund (the “IBEW Pension Benefit Fund”), which was reported to have held 1,380 shares of Common Stock as of January 4, 2013; (ii) the AFL-CIO Equity Index Fund, which was reported to have held 18,852 shares of Common Stock as of January 7, 2013; and (iii) the Trowel Trades S&P 500 Index Fund, which was reported to have held 1,767 shares of Common Stock as of January 7, 2013.

The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal of the proponents’ supporting statement.

RESOLVED: Shareholders of Abercrombie & Fitch Co. (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted to shareholders for approval under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance. This policy shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules (“performance standards”) for at least a majority of awards to the named executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the named executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust the performance standards and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

The Company’s 2012 advisory vote on executive compensation received support from only 25 percent of its shareholders. In our opinion, this shows a disconnect between executive pay and long term Company performance which warrants dramatic change.

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to assess performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

The Company’s current Long Term Incentive Plan provides awards may be subject to a potpourri of 11 metrics including but not limited to: Gross sales, net sales or comparable store sales; Gross margin, cost of goods sold, mark-ups or mark-downs; Selling, general and administrative expenses; Operating income, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; Net income or net income per share of Common Stock.

We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between Company performance and specific awards — a common practice in the United Kingdom. By way of illustration, not intended to limit the Company’s discretion, examples satisfying this proposal are:

•	if the Company’s share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.

•	if the Company’s operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.

The Company’s Response

The Board has carefully considered the proposal (the “Proposal”) co-submitted by the IBEW Pension Benefit Fund, the AFL-CIO Equity Index Fund and the Trowel Trades S&P 500 Index Fund (collectively, the “Union Funds”) and believes that its adoption is not in the best interests of the Company or our stockholders. The Board believes our current processes and procedures for establishing the performance standards applicable to equity awards made to our NEOs are transparent, serve the best interests of our stockholders and advance the objectives of our executive compensation program by driving performance to create long-term stockholder value and providing compensation opportunities that are competitive with those offered by companies with which the Company competes for executive talent. The Board believes that the implementation of the Proposal would frustrate these objectives by depriving the Board of the necessary flexibility to determine appropriate performance criteria on an ongoing basis to meet the needs of our executive compensation program.

In response to the 2011 and 2012 advisory votes on executive compensation, we engaged in discussions with the Company’s largest stockholders and other key stakeholders, and the Compensation Committee made a number of changes in our executive compensation programs, which are discussed in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 42. Among other things, the Compensation Committee added PSAs to the total mix of long-term equity awards which may be granted to the Company’s Executive Vice Presidents, and the Company anticipates that in future years (including Fiscal 2013) PSAs will comprise an increased percentage of the mix of long-term equity awards granted to NEOs and other officers. The Company also has sought to provide greater transparency by including additional information about the performance criteria used to determine the size of certain equity grants to NEOs, as discussed in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 42. In addition, on May 7, 2012, Mr. Jeffries’s employment agreement was amended so that 80% of the total fair value of any semi-annual equity grants earned during the remaining term of his employment agreement will be awarded in the form of SARs and 20% will be awarded in the form of RSUs. (For further discussion of Mr. Jeffries’s employment agreement, see the section captioned “EXECUTIVE OFFICER COMPENSATION — Employment Agreement with Mr. Jeffries” beginning on page 60.) Any semi-annual equity grants made to Mr. Jeffries in the form of RSUs will be subject to the same target and threshold adjusted diluted EPS performance levels that apply to PSAs granted to the Company’s Executive Vice Presidents.

The Compensation Committee believes that the changes it has made to the Company’s long-term equity award program for senior executives of the Company are responsive to both evolving best practices and to the concerns expressed by the Company’s stockholders. On the other hand, the Proposal would not serve the best interest of our stockholders for the following reasons:

Could place the Company at a disadvantage when competing for executive talent

The Proposal could place the Company at a competitive disadvantage with respect to most peer retail companies and other companies with which the Company competes for executive talent. These other companies have not adopted a “specific performance policy” similar to that advocated by the Union Funds. Implementing such a rigid policy would limit our Compensation Committee’s ability to design, and revise over time, an effective and competitive executive compensation program that takes into account and addresses the factors and circumstances particular to us. As a result, implementing the Proposal could adversely affect our ability to attract, retain and motivate highly qualified executive officers and place us at a competitive disadvantage in the competitive market, which could hinder our ability to deliver high performance and create long-term stockholder value.

Restricts the Compensation Committee’s ability to exercise its fiduciary duties and business judgment in the best interests of the Company and its stockholders

A core responsibility of our Compensation Committee, which is comprised of three independent, non-management directors, is to consider and determine the compensation of our executives. Implementation of the Proposal would significantly restrict the ability of the Compensation Committee to perform this function in the manner it believes serves the best interests of our stockholders and advances the objectives of our executive compensation program. The Board believes that the Compensation Committee must have the flexibility to respond to changing conditions in the Company’s competitive market and in the Company itself, including the authority to revise performance metrics and performance targets applicable to performance-based equity awards.

Lacks the clarity necessary for the Company to determine how our stockholders would expect the Proposal to be implemented

The Board believes that certain aspects of the Proposal are extremely unclear; and, as a result, it would be difficult for the Company and our stockholders to ascertain with reasonable certainty what actions or measures would be required to implement the Proposal or for the Company to implement the Proposal in a manner that meets the expectations of all of our stockholders, including the Union Funds.

The Proposal and the Union Funds’ related supporting statement fail to define “a majority of awards to the named executive officers” and provide no guidance regarding a number of other key aspects of the Proposal, including:

•

how awards should be valued under the policy (e.g., the reportable fair value of the awards under Item 402 of SEC Regulation S-K; the value of the awards under a pricing model such as the Black-Scholes model; the actual realized value of the awards; or the value of the awards based upon the Company’s internal calculations); and

•

whether “a majority of awards” means greater than 50 percent of the actual number of awards granted to named executive officers or greater than 50 percent of the aggregate compensation resulting from the awards.

Although the Proposal states that the policy would apply to “all equity compensation plans submitted to stockholders for approval under Section 162(m) of the Internal Revenue Code,” the Proposal and the Union Funds’ related supporting statement provide no guidance regarding whether the Proposal would apply:

•	only to new equity compensation plans submitted for stockholder approval; or

•

to all new equity compensation plans as well as amendments to any of the six equity compensation plans (including the 2005 Plan and 2007 Plan) maintained by the Company regardless of whether awards may still be issued under a particular plan.

For the reasons stated above, the Board believes that our current processes and procedures for establishing the performance standards applicable to equity awards made to our NEOs serve the best interests of our stockholders and advance the objectives of our executive compensation program, and that the implementation of the Proposal would frustrate the legitimate objectives of our executive compensation program to attract, retain and motivate highly qualified executive officers in order to enhance long-term stockholder value.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, IF IT IS PROPERLY PRESENTED FOR CONSIDERATION AT THE ANNUAL MEETING.

Required Vote

The approval of this Proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions and broker non-vote will not be counted as votes “FOR” or “AGAINST” this Proposal.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder of the Company seeking to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, must submit the proposal in accordance with Rule 14a-8 and deliver it to the Company at the address set forth below no later than the close of business on January 17, 2014. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in the Company’s proxy statement for the 2014 Annual Meeting.

Stockholders of the Company seeking to bring business before the 2014 Annual Meeting of Stockholders outside of Rule 14a-8 under the Exchange Act, or to nominate candidates for election as directors at the 2014 Annual Meeting, must provide timely written notice to the Company and comply with certain other requirements specified in the Company’s Amended and Restated By-Laws. The notice of a proposing stockholder must be in writing and delivered in person or by United States certified mail, postage prepaid, and received by the Secretary of the Company, at the address set forth below, not less than 120 days nor more than 150 days prior to the June 20, 2014 anniversary date of this year’s Annual Meeting. As a result, notices with respect to proposed business outside of Rule 14a-8 under the Exchange Act, or nominations for director, for the 2014 Annual Meeting of Stockholders must be received no earlier than the close of business on January 21, 2014 and not later than the close of business on February 20, 2014. The notice requirements applicable to nominations are described above in the section captioned “PROPOSAL 1 — ELECTION OF DIRECTORS — Director Nominations” beginning on page 30.

Under Section 1.09 of the Company’s Amended and Restated Bylaws, a stockholder wishing to bring business (other than nominations for election to the Board) before the 2014 Annual Meeting of Stockholders must be a stockholder of record on both the date of the giving of the required notice of proposed business and the record date for determining the stockholders entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders.

The notice to be submitted by a proposing stockholder must include the following information:

•

as to each matter the stockholder proposes to bring before the 2014 Annual Meeting of Stockholders (other than nominations for election to the Board), a brief description of the business desired to be brought before the 2014 Annual Meeting of Stockholders, including the complete text of any resolutions to be presented and the reason for conducting such business at the 2014 Annual Meeting of Stockholders

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made:

•	the name and address of each such person

•

(A) the class and number of all shares of the Company owned beneficially or of record by such person and any affiliates or associates of such person; (B) the name of each nominee holder of shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of the Company held by each such nominee holder; (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to the stock of the Company; and

(D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the Company) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to shares of the Company

•

a description of all agreements, arrangements or understandings (written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the 2014 Annual Meeting of Stockholders to bring the business described in its notice

•

any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person pursuant to the SEC’s proxy rules

Proposals by stockholders intended to be presented at the 2014 Annual Meeting of Stockholders and/or considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders should be delivered or mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement and one copy of our Annual Report on Form 10-K for Fiscal 2012 are being delivered to multiple registered stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of our Annual Report on Form 10-K for Fiscal 2012 and/or a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact the Company’s transfer agent: American Stock Transfer & Trust Company, LLC, by calling 1-800-937-5449, or by forwarding a written request addressed to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Promptly upon request, a separate copy of our Annual Report on Form 10-K for Fiscal 2012 and/or a separate copy of this Proxy Statement will be sent. By contacting American Stock Transfer & Trust Company, LLC, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokers, brokerage firms, broker/dealers, banks and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker, brokerage firm, broker/dealer, bank or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K for Fiscal 2012 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made by us, our management or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which may be beyond our control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements.

The following factors could affect our financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements:

•

changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity;

•	changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability;

•	fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs;

•

our growth strategy relies significantly on international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance;

•

our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations;

•	our direct-to-consumer operations are subject to numerous risks that could adversely impact sales;

•

equity-based compensation awarded under the employment agreement with the CEO could adversely impact our cash flows, financial position or results of operations and could have a dilutive effect on our outstanding Common Stock;

•	our development of a new brand concept such as Gilly Hicks could have a material adverse effect on our financial condition or results of operations;

•	fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations;

•	our business could suffer if our information technology systems are disrupted or cease to operate effectively;

•	comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock;

•	our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours;

•	our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located;

•	our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns;

•	our failure to protect our reputation could have a material adverse effect on our brands;

•	we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business;

•	interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and could increase our costs;

•	in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands;

•	we depend upon independent third parties for the manufacture and delivery of all our merchandise;

•

our reliance on two distribution centers domestically and two third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers;

•	we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues;

•

our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results;

•	our litigation exposure could have a material adverse effect on our financial condition and results of operations;

•	our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets;

•	fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results;

•	the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition;

•

our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results;

•	operating results and cash flows at the store level may cause us to incur impairment charges;

•

we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply;

•	changes in the regulatory or compliance landscape could adversely affect our business and results of operations;

•	our unsecured Amended and Restated Credit Agreement and our Term Loan Agreement include financial and other covenants that impose restrictions on our financial and business operations; and

•	compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment, to the extent permitted under applicable law.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Annual Meeting in person, please complete, date, sign and return the accompanying form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone in accordance with the instructions on the accompanying form of proxy.

By Order of the Board of Directors,

Michael S. Jeffries

Chairman and Chief Executive Officer

ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, on June 19, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically for future meetings.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, on June 19, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M59320-P36793 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.

A. Election of Directors
The Board of Directors recommends you vote “FOR” the election of each of the following nominees:
	For	Against	Abstain

1a. James B. Bachmann	☐	☐	☐
1b. Michael E. Greenlees	☐	☐	☐
1c. Kevin S. Huvane	☐	☐	☐
1d. Michael S. Jeffries	☐	☐	☐			For	Against	Abstain
1e. John W. Kessler	☐	☐	☐	3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2014.	☐	☐	☐
1f. Craig R. Stapleton	☐	☐	☐	C. Stockholder Proposals
B. Proposals				The Board of Directors recommends you vote “AGAINST” each of the following proposals:
The Board of Directors recommends you vote “FOR” the advisory resolution to approve executive compensation under Item 2, and “FOR” the proposal in Items 3:						For	Against	Abstain
				4.	Stockholder proposal on a policy regarding accelerated vesting of equity awards of senior executives upon a change of control, if stockholder proposal is properly presented at the Annual Meeting.	☐	☐	☐
2. Advisory Resolution to Approve Executive Compensation.	☐	☐	☐	5.	Stockholder proposal regarding adoption of a “Specific Performance Policy”, if stockholder proposal is properly presented at the Annual Meeting.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or other entity, please sign in full entity name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 20, 2013: Abercrombie & Fitch Co.’s Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 2, 2013 are available at www.proxyvote.com.

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M59321-P36793

ABERCROMBIE & FITCH CO.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2013

The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitute(s) and appoint(s) Michael S. Jeffries and Ronald A. Robins Jr. or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Thursday, June 20, 2013, at the Company’s home office located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Saving Time, and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner you specify. If no specification is made, except in the case of broker non-votes, the proxies will vote “FOR” the election of the directors listed in Item 1, “FOR” the advisory resolution to approve executive compensation under Item 2, “FOR” the proposal in Item 3 and “AGAINST” the proposals in Items 4 and 5, and in accordance with the recommendations of the Company’s Board of Directors. All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 20, 2013 meeting and the Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed and dated on reverse side